UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ROPER TECHNOLOGIES, INC.

(Formerly Roper Industries, Inc.)

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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6901 Professional Parkway East		Telephone (941) 556-2601
Suite 200		Fax (941) 556-2670
Sarasota, Florida 34240

Roper Technologies, Inc.

April 30, 2019

Dear Fellow Shareholders:

As the members of your Board of Directors, we oversee Roper’s efforts to continually create long-term value for you by efficiently executing our strategy through sound risk management, disciplined capital deployment, performance-driven compensation programs, effective talent and succession planning, adherence to the highest ethical standards and levels of integrity, and continual review and refinement of the Board’s governance practices.

Our Strategy for Outstanding Value Creation for Shareholders

Over the past fifteen years, our shareholders earned a compound annual return of 17.9% and a total shareholder return of 1,084%, more than five times the total return of the S&P 500. Over the past decade, Roper has delivered an even better 20.6% compound annual return to shareholders, and delivered positive returns in 2018 despite market volatility and the negative return of the S&P 500.

Our long history of superior shareholder returns is the result of Roper’s simple yet powerful strategy:

•

Cash Generation Through Operating Excellence: Our business is comprised of niche, asset-light businesses with leading solutions and technologies that create significant free cash flow, enabling future investments for sustainable growth. Operating excellence, underpinned by our strategic focus on intellectual capital, product development, channel expansion and a high degree of customer intimacy, drives cash generation, with record performance in 2018 for operating cash flow and free cash flow.

•

Disciplined Capital Deployment: We have a unique and disciplined capital deployment model that has guided the successful investment of billions of dollars in new businesses. Unlike many companies that use cash to pay large dividends and buy back shares, Roper uses most of its available cash to buy new businesses to fuel compounding growth and value creation for shareholders, as we did in 2018 with our deployment of $1.3 billion to acquire exceptional software businesses.

The Board’s Role in Roper’s Success

The Board contributes significantly to Roper’s strong performance. As directors, each of us commits to the rigor and extensive time commitment and workload required to serve on Roper’s Board, including participation in at least 15 days of Board meetings each year. We continually monitor the existing portfolio of Roper businesses and carefully examine the different ways Roper can create additional value for shareholders. Between Board meetings, we continue our discussions with management and each other, enabling the Company to draw from our broad experiences and expertise.

Our direct involvement in and deep understanding of the Company allows us to address issues such as acquisition selection, capital deployment, and succession planning while sustaining Roper’s successful culture and business model. Our focus on succession planning served the Company well last year, as evidenced by the Company’s well-executed CEO transition.

Our Governance Practices and Other Best Practices

Roper remains committed to strong corporate governance as demonstrated by the following practices:

•	Declassified Board. Our directors are elected annually.

•	Majority Voting for Directors. Our By-laws require the resignation of incumbent directors who fail to obtain a majority of votes cast in uncontested elections.

•

Proxy Access. Our By-laws permit a shareholder, or a group of up to 20 shareholders, that has owned at least 3% of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials up to the greater of two directors or 20% of the number of our directors then in office.

•	Independent Chairman of the Board. We elected Wilbur Prezzano to serve as our independent Chairman. Mr. Prezzano previously served as the Company’s Lead Independent Director.

•

Executive Compensation Alignment with Shareholders. Because much of our shareholder value creation is derived from the Roper executive team’s capital deployment strategy, our executives must have a unique set of skills. We continue to refine our executive compensation practices to maintain close alignment with shareholder interests.

•

Pay for Performance. Similar to prior years, in 2018, 97% of our prior CEO’s compensation and 95% of our current CEO’s compensation was subject to performance risk and tied to long-term results and our stock price, and for our other executive officers, on average, 86% of their compensation was performance-based.

•	Clear Proxy Statement Disclosure. We strive to present the information in our Proxy Statement in a clear and easy-to-read manner.

•	Shareholder Outreach Program. Roper’s senior management team regularly engages shareholders for feedback.

We are extremely pleased to have delivered our shareholders with another year of exceptional results and record performance. However, the year closed on a very sad note with the passing of our long-time Chairman, CEO and good friend, Brian Jellison. Though Brian’s contributions to our Company are unprecedented, the Board is committed to preserving and building upon the strategic foundation that he established for Roper. We welcome the opportunity to work with the Company’s next generation of leaders who have been forged under Brian’s leadership and training for many years.

Open Communications With Our Shareholders

We value your continued support and input. Please continue to share your comments with us on any topic. Communications may be addressed to the directors in care of the Corporate Secretary, Roper Technologies, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240.

Sincerely,

The Board of Directors

Shellye L. Archambeau	Amy Woods Brinkley	John F. Fort III

L. Neil Hunn	Robert D. Johnson	Robert E. Knowling, Jr.	Wilbur J. Prezzano

Laura G. Thatcher	Richard F. Wallman	Christopher Wright

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

Date and Time	Monday, June 10, 2019, at 8:00 a.m. local time

Place	6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240

Agenda	•	Proposal 1: To elect ten directors for a one-year term.

•	Proposal 2: To consider, on a non-binding advisory basis, a resolution approving the compensation of our named executive officers.

•	Proposal 3: To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019.

•	Proposal 4: To consider a shareholder proposal regarding political contributions disclosure, if properly presented at the meeting.

Record Date	Only shareholders of record at the close of business on April 15, 2019 will be entitled to vote at the Annual Meeting or any postponed or adjourned meeting, and these shareholders will be entitled to vote whether or not they have transferred any of their shares of our common stock since that date.

Voting Recommendations	The Company recommends that you vote:

•	“FOR” each director nominee

•	“FOR” the approval of the compensation of our named executive officers

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP for the year ending 2019

•	“AGAINST” the shareholder proposal regarding political contributions disclosure

Proxy Voting	Your vote is important regardless of the number of shares of our common stock you own. Whether or not you plan to attend the Annual Meeting in person, please promptly vote by Internet, telephone, or mail. Instructions for each of these methods and the control number that you will need are provided on the proxy card.

April 30, 2019	By Order of the Board of Directors

John K. Stipancich Executive Vice President, General Counsel and Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting To Be Held On Monday, June 10, 2019.

This Proxy Statement and the Roper Technologies, Inc. 2018 Annual Report

to Shareholders are available at: www.proxyvote.com

EXECUTIVE COMPENSATION	33
2018 Summary Compensation Table	33
2018 Grants of Plan-Based Awards	34
2018 Outstanding Equity Awards at Fiscal Year End	35
2018 Option Exercises and Stock Vested	37
2018 Non-Qualified Deferred Compensation	37
Potential Payments upon Termination or Change in Control	37
Summary of Termination Payments and Benefits	38
CEO Pay Ratio	40

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS	41

AUDIT COMMITTEE REPORT	42

INDEPENDENT PUBLIC ACCOUNTANTS FEES	43

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2019	43

PROPOSAL 4: SHAREHOLDER PROPOSAL REGARDING POLITICAL CONTRIBUTIONS DISCLOSURE	45

ANNUAL MEETING AND VOTING INFORMATION	47

INFORMATION REGARDING THE 2020 ANNUAL MEETING OF SHAREHOLDERS	51

OTHER MATTERS	52

APPENDIX A—RECONCILIATIONS	53

PROXY STATEMENT SUMMARY

This summary highlights information about Roper Technologies, Inc. (the “Company”, “we”, “us” or “our”) and the upcoming 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”). It does not contain all of the information you should consider. We recommend reading the complete proxy statement (the “Proxy Statement”) and our 2018 Annual Report to Shareholders (the “2018 Annual Report”), which includes our Annual Report on Form 10-K, before voting. The Proxy Statement and the enclosed proxy card are being mailed or otherwise made available to shareholders on or about April 30, 2019.

2019 ANNUAL MEETING OF SHAREHOLDERS

Date and Time: Monday, June 10, 2019 8:00 a.m. local time	Record Date: April 15, 2019	Place: Roper Technologies, Inc. 6901 Professional Parkway East Suite 200 Sarasota, Florida 34240

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposals		Board Recommendation	Vote Required
1:	Election of ten directors for a one-year term	FOR EACH NOMINEE	Majority of votes cast
2:	Advisory vote to approve the compensation of our named executive officers	FOR	Majority of shares present in person or represented by proxy
3:	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019	FOR	Majority of shares present in person or represented by proxy
4:	Shareholder proposal regarding political contributions disclosure	AGAINST	Majority of shares present in person or represented by proxy

Roper Technologies, Inc. 2019 Proxy Statement	i

PROXY STATEMENT SUMMARY (CONTINUED)

2019 DIRECTOR NOMINEES

Shareholders are electing all ten director nominees who will serve for a one-year term expiring at the 2020 Annual Meeting of Shareholders (the “2020 Annual Meeting”).

Name	Position	Director Since	Independent	Audit Committee	Compensation Committee	Nominating and Governance Committee	Executive Committee
Shellye L. Archambeau	Former Chief Executive Officer, MetricStream, Inc.	2018	X			X
Amy Woods Brinkley	Founder, AWB Consulting, LLC	2015	X	X
John F. Fort III	Former CEO of Tyco International Ltd.	1995	X	X		X
L. Neil Hunn	President and CEO of Roper Technologies, Inc.	2018
Robert D. Johnson	Chairman, Spirit Aerospace	2005	X		X
Robert E. Knowling, Jr.	Chairman, Eagles Landing Partners	2008	X		Chair		X
Wilbur J. Prezzano	Former Vice-Chairman, Eastman Kodak Company	1997	X		X	X	Chair
Laura G. Thatcher	Former Head of Executive Compensation Practice, Alston & Bird LLP	2015	X	X		X
Richard F. Wallman	Former CFO and SVP, Honeywell International Inc.	2007	X			Chair	X
Christopher Wright	Chairman, EMAlternatives LLC and Chairman of Yimei Capital, Inc.	1991	X	Chair			X

CORPORATE GOVERNANCE

We strive to maintain effective corporate governance practices and policies. Our practices and policies include the following:

Proxy Access: In March 2016, we amended our By-laws to implement proxy access for eligible shareholders. Our proxy access provision permits a shareholder, or a group of up to 20 shareholders, that has owned at least 3% of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials up to the greater of two directors or 20% of the number of our directors then in office, provided that the shareholders and the nominees satisfy the requirements set forth in the By-laws.

ii	Roper Technologies, Inc. 2019 Proxy Statement

PROXY STATEMENT SUMMARY (CONTINUED)

Shareholder Outreach: We regularly engage our shareholders for feedback. In connection with our adoption of proxy access, we reached out to shareholders representing over 50% of our outstanding common stock to understand their views.

One-Year Terms for Directors: All of our directors serve one-year terms.

Independent Directors: Nine of our ten current directors are independent, as is each member of the Audit, Compensation, and Nominating and Governance Committees.

Independent Chairman of the Board: Our Chairman of the Board is independent.

Majority Voting Standards for Uncontested Director Elections: We require the resignation of incumbent directors who fail to obtain a majority vote in uncontested elections.

Anti-Hedging and Anti-Pledging Policy: We have both anti-hedging and anti-pledging policies.

BUSINESS HIGHLIGHTS

We achieved another year of record results in 2018:

•	Annual shareholder return of 3.5%, well exceeding the negative return of (4.4%) of the S&P 500

•	GAAP revenue increased 13% to $5.19 billion

•	GAAP gross margin increased 100 basis points to 63.2%

•	Adjusted EBITDA increased 13% to $1.81 billion(1)

•	Operating cash flow increased 16% to $1.43 billion and free cash flow increased 17% to $1.37 billion(1)

•	We deployed $1.3 billion toward high quality software acquisitions

•	Our annual dividend increased by 12%, increasing for the 26th consecutive year

(1)

This financial information is presented on an adjusted (non-GAAP) basis. A reconciliation from non-GAAP financial measures to the most comparable GAAP measure and other related information is available in “Appendix A—Reconciliations.”

COMPENSATION HIGHLIGHTS

The creation of shareholder value is the foundation and driver of our executive compensation program. Aspects of our program that closely align the compensation of our executive officers with the long-term interests of our shareholders include the following:

Pay for Performance: Compensation of our executive officers is almost completely tied to pre-set, objective performance criteria and long-term shareholder value creation. In 2018, 97% of our prior CEO’s direct compensation and 95% of our current CEO’s direct compensation was subject to performance risk and tied to long-term results and our stock price. For our other executive officers, on average, 86% of their direct compensation was performance-based.

Performance-Based Equity: All restricted stock awards are subject to satisfaction of performance criteria (no awards are solely time-based).

Double Trigger Vesting: “Double trigger” vesting of equity awards if a change in control occurs; no excise tax gross-ups for change-in-control payments.

Stock Ownership Guidelines: Substantial share ownership and retention guidelines for our executive officers and non-employee directors.

Low Overhang and Dilution: Overhang and dilution from equity incentives at Roper are low relative to our peers.

Roper Technologies, Inc. 2019 Proxy Statement	iii

PROXY STATEMENT SUMMARY (CONTINUED)

Clawback Policy: We have a clawback policy to recoup erroneously paid compensation.

Dividends Only on Shares Earned: Dividends on executive officers’ restricted shares are paid only if the shares are earned.

Annual Bonus Caps: We have caps on annual bonuses to avoid an excessive short-term focus and potentially adverse risk-taking.

No Repricing: Repricing of stock options is prohibited.

Limited Benefits: No defined pension benefit plan, few perquisites, and limited severance agreements.

iv	Roper Technologies, Inc. 2019 Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

Our Certificate of Incorporation provides that the Board of Directors of the Company (the “Board of Directors” or the “Board”) will consist of a number of members to be fixed, from time to time, by the Board of Directors, but not less than the minimum number required under Delaware law. The Board of Directors is currently comprised of ten directors who are elected on an annual basis.

Our Board unanimously recommended each incumbent director for reelection at the 2019 Annual Meeting. If reelected, the director nominees will serve until the 2020 Annual Meeting and until their successors have been duly elected and qualified. Certain information about our director nominees is set forth under “Board of Directors.” This information includes the business experience, qualifications, attributes and skills that each individual brings to our Board.

Although not anticipated, if prior to the meeting a director nominee is unable to serve, the proxy will be voted for a substitute nominee selected by the Board of Directors or the Board may choose to reduce its size.

The Board of Directors recommends a vote “FOR” the election to the Board of Directors of each of the following director nominees:

Name	Age	Director Since	Independent	Occupation
Shellye L. Archambeau	56	2018	Yes	Former Chief Executive Officer, MetricStream, Inc.
Amy Woods Brinkley	63	2015	Yes	Founder, AWB Consulting, LLC
John F. Fort III	77	1995	Yes	Former CEO of Tyco International Ltd.
L. Neil Hunn	47	2018	No	President and CEO, Roper Technologies, Inc.
Robert D. Johnson	71	2005	Yes	Chairman, Spirit Aerospace
Robert E. Knowling, Jr.	63	2008	Yes	Chairman, Eagles Landing Partners
Wilbur J. Prezzano	78	1997	Yes	Former Vice-Chairman, Eastman Kodak Company
Laura G. Thatcher	63	2015	Yes	Former Head of Executive Compensation Practice, Alston & Bird LLP
Richard F. Wallman	68	2007	Yes	Former CFO and SVP, Honeywell International Inc.
Christopher Wright	61	1991	Yes	Chairman, EMAlternatives LLC and Chairman, Yimei Capital

Roper Technologies, Inc. 2019 Proxy Statement	1

BOARD OF DIRECTORS

Nominee Information

for terms expiring at the 2020 Annual Meeting

Shellye L. Archambeau
Director since 2018 Independent Age: 56	Committee: Nominating and Governance

Ms. Archambeau was the Chief Executive Officer of MetricStream, Inc., a global provider of governance, risk, compliance and quality management solutions to corporations across diverse industries, from 2002 to 2017. Prior to joining MetricStream, Ms. Archambeau was Chief Marketing Officer and Executive Vice President of Sales for Loudcloud, Inc., a provider of Internet infrastructure services; Chief Marketing Officer of NorthPoint Communications; and President of Blockbuster Inc.’s ecommerce division. Prior to joining Blockbuster, Ms. Archambeau held domestic and international executive positions during a 15-year career at IBM.

Ms. Archambeau brings to the Board, among other skills and qualifications, leadership experience in technology, ecommerce, digital media and communications. Her technology and international experience uniquely positions her to advise the Board and senior management on developing and marketing software, emerging technology applications and solutions.

Ms. Archambeau has been a director of Nordstrom, Inc. since 2015 and Verizon, Inc. since December 2013. She previously served as a director of Arbitron, Inc. from 2005 to 2013 and a director of MetricStream, Inc. from 2002 to 2018.

Amy Woods Brinkley
Director since 2015 Independent Age: 63	Committee: Audit

Ms. Brinkley is the founder, owner and manager of AWB Consulting, LLC, which provides executive advising and risk management consulting services. Ms. Brinkley retired from Bank of America Corporation in 2009 after more than 30 years with the company. Ms. Brinkley served as its Chief Risk Officer from 2002 to 2009. Prior to 2002, she served as President of the company’s Consumer Products division and was responsible for the credit card, mortgage, consumer finance, telephone, and ecommerce businesses. During her employment at Bank of America Corporation, Ms. Brinkley also held the positions of Executive Vice President and Chief Marketing Officer overseeing the company’s Olympic sponsorship and its national rebranding and name change.

Ms. Brinkley’s background offers the Board vast experience in risk management and a broad-based knowledge of banking, financial services, and brand marketing.

Ms. Brinkley is currently a director of Carter’s Inc., TD Bank Group and TD Group US Holdings, LLC. She also serves as a director of TD Bank Group’s subsidiary, TD Bank US Holding Co. and its two subsidiaries, TD Bank and TD Bank USA, N.A. In addition, she serves as a trustee for the Princeton Theological Seminary. Ms. Brinkley previously served as a director of Atrium Health from 2001 to 2018.

2	Roper Technologies, Inc. 2019 Proxy Statement

BOARD OF DIRECTORS (CONTINUED)

John F. Fort III
Director since 1995 Independent Age: 77	Committees: Audit Nominating and Governance

Mr. Fort has been self-employed since 1993. Mr. Fort served as Chairman and Chief Executive Officer of Tyco International Ltd., a provider of diversified industrial products and services, from 1982 until his retirement from the company in January 1993, and served as Interim CEO of Tyco from June to September 2002 and as an advisor to Tyco’s Board of Directors from March 2003 to March 2004.

Mr. Fort’s leadership experience as the CEO of a diversified industrial company and his in-depth knowledge of our Company gives our Board perspective on important issues, including business strategy and acquisitions.

L. Neil Hunn Director since 2018 President and Chief Executive Officer Age: 47

Prior to being named President and Chief Executive Officer in 2018, Mr. Hunn was Executive Vice President and Chief Operating Officer since 2017 and a Group Vice President with Roper since 2011. Prior to joining Roper, Mr. Hunn held several positions in the software sector and was involved in businesses at varied stages of development. Most recently he was with MedAssets, an Atlanta-based SaaS company, where he served as Executive Vice President and CFO, as well as President of its revenue cycle technology businesses. He was previously with CMGI, an incubator of Internet businesses, and Parthenon Group, a strategy consulting firm.

Mr. Hunn’s active involvement in Roper’s operations provides our Board with specific knowledge of the business and its challenges and prospects. His understanding of the organization and its strategic focus has provided key leadership and guidance for our Company’s growth.

Roper Technologies, Inc. 2019 Proxy Statement	3

BOARD OF DIRECTORS (CONTINUED)

Robert D. Johnson
Director since 2005 Independent Age: 71	Committee: Compensation

Mr. Johnson was Chief Executive Officer of Dubai Aerospace Enterprise Ltd., a global aviation corporation, from August 2006 to December 2008. Mr. Johnson served as Chairman of Honeywell Aerospace, the aviation segment of Honeywell International Inc., from January 2005 to January 2006, and as its President and Chief Executive Officer from 1999 to 2005. Mr. Johnson worked at Honeywell’s predecessor, AlliedSignal, rising to the position of President and Chief Executive Officer of AlliedSignal Aerospace. Mr. Johnson has held management positions with AAR Corporation and GE Aircraft Engines.

Mr. Johnson brings valuable knowledge in marketing, sales and production from his diverse career experiences. His management leadership skills and his general business knowledge provide our Board with guidance in compensation and management issues.

Mr. Johnson currently serves as the Chairman of the Board of Spirit AeroSystems Holdings, Inc., and as a director of Spirit Airlines, Inc. Mr. Johnson previously served as a director of SAP Ariba, Inc. from 2005 to 2012 and Beechcraft Corp during 2013.

Robert E. Knowling, Jr.
Director since 2008 Independent Age: 63	Committees: Compensation (Chair) Executive

Mr. Knowling is the Chairman of Eagles Landing Partners, a strategic management consulting company. From June 2005 to May 2009, Mr. Knowling served as Chief Executive Officer and director of Telwares, a leading provider of telecommunication spend management solutions. Mr. Knowling has served as the CEO of the NYC Leadership Academy, SimDesk Technologies, Inc. and Covad Communications Company.

Mr. Knowling brings a unique perspective to our Board based on his involvement in telecommunications and high-growth technology companies. He also has significant operational and management skills and insight with respect to technology matters. His experience as a director of several other public companies enables him to provide guidance on corporate governance and executive compensation issues.

Mr. Knowling is currently a director of K12 Inc. and Rite-Aid, Inc. Mr. Knowling previously served as a director of Convergys Corporation from 2017 to 2018, Heidrick & Struggles International from 2000 to 2015, The Bartech Group from 2006 to 2015, Aprimo, Inc. from 2008 to 2011, and as Lead Director of SAP Ariba, Inc. from 2000 to 2012.

4	Roper Technologies, Inc. 2019 Proxy Statement

BOARD OF DIRECTORS (CONTINUED)

Wilbur J. Prezzano
Director since 1997 Independent Chairman of the Board Age: 78	Committees: Compensation Nominating and Governance Executive

Mr. Prezzano retired in January 1997 from Eastman Kodak Company, a supplier of imaging material and services, as its board Vice-Chairman and as Chairman and President of its greater China region businesses. During his 32-year career with Eastman Kodak Company, Mr. Prezzano served in various executive capacities and also served as a director from 1992 to 1997.

Mr. Prezzano has a strong background in management and experience in international operations. Through his service on the boards of directors of several other companies in diverse industries, Mr. Prezzano provides our Board with a broad-based understanding important to our Company’s growth and operations.

Mr. Prezzano currently serves as a director of TD Bank, NA and as a director of TD Ameritrade Holding Corporation. Mr. Prezzano formerly served as a director of TD Bank Financial Group from 2003 to 2016, EnPro Industries, Inc. from 2006 to 2014 and Snyder’s-Lance, Inc., where he served as board Chair from 2000 to 2016.

Laura G. Thatcher
Director since 2015 Independent Age: 63	Committees: Audit Nominating and Governance

Ms. Thatcher retired in December 2013 after 33 years of legal practice at Alston & Bird LLP, where she developed and headed the firm’s executive compensation practice for 18 years.

Ms. Thatcher’s strong legal background in corporate, securities, compensation, mergers and acquisitions, and tax law, and her experience in advising a diverse array of public companies in these areas, offer the Board a broad-based as well as technical perspective in matters of corporate governance, executive compensation, and business acquisitions.

Ms. Thatcher served on the Board of Directors of Batson-Cook Company, a regional commercial construction and development company, from 1994 to 2007. She also served on the Board of Directors of The Atlanta Legal Aid Society, Inc., a non-profit organization addressing the civil legal needs of Atlanta’s lower income, elderly and disabled residents from 2008 to 2014, and was a Past Chair of the Advisory Board of the Certified Equity Professional Institute (CEPI) of Santa Clara University.

Roper Technologies, Inc. 2019 Proxy Statement	5

BOARD OF DIRECTORS (CONTINUED)

Richard F. Wallman
Director since 2007 Independent Age: 68	Committees: Nominating and Governance (Chair) Executive

Mr. Wallman served as the Chief Financial Officer and Senior Vice President of Honeywell International Inc., a diversified industrial technology and manufacturing company, and its predecessor AlliedSignal, from March 1995 to July 2003. Mr. Wallman has also served in senior financial positions with IBM and Chrysler Corporation.

Mr. Wallman’s extensive leadership and financial background brings to our Board a significant understanding of the financial issues and risks that affect our Company. Mr. Wallman also serves on the boards of other diverse publicly held companies, which gives him a multi-industry perspective and exposure to developments and issues that impact the management and operations of a global business.

Mr. Wallman currently serves as a director of Boart Longyear Ltd., Extended Stay America, Inc., Wright Medical Group (formerly Tornier N.V.), and Charles River Laboratories International, Inc. Mr. Wallman formerly served as a director of SAP Ariba, Inc. from 2002 to 2012, Dana Incorporated from 2010 to 2013, Convergys Corporation from 2007 to 2017, and ESH Hospitality, Inc. from 2013 to 2017.

Christopher Wright
Director since 1991 Independent Age: 61	Committees: Audit (Chair) Executive

Mr. Wright is the Chairman of EMAlternatives LLC, a Washington, DC based private equity asset management firm focused on emerging markets and the Chairman of Yimei Capital, a Chinese investment firm. He also serves as a director of Merifin Capital Group, a private European investment firm. Until mid-2003 he served as Chief Executive Officer for Dresdner Kleinwort Capital and was a Group Board Member of Dresdner Kleinwort Wasserstein overseeing alternative assets. He has acted as Chairman of various investment funds prior to and following the latter’s integration with Allianz S.E., and as Global Head of Private Equity at Standard Bank Group from 2006 to 2007.

Mr. Wright offers a global perspective to our Board gained from his extensive international, private equity and banking experience. He is able to provide a valuable historical perspective on the development of our Company. He also provides our Board with knowledge of current financial issues and audit matters, risks affecting international business operations, and has broad experience investing in the software and healthcare sectors.

Mr. Wright currently serves as a director of G.P. Investments Limited (Luxembourg), Spice Private Equity A.G.(Zurich), and sits on the advisory boards of various investment funds. He previously served as a director of Yatra Ltd. from 2010 to 2018. Mr. Wright is an Honorary Fellow of Corpus Christi College, Oxford.

6	Roper Technologies, Inc. 2019 Proxy Statement

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board is committed to maintaining high standards of ethical business conduct and sound corporate governance practices and policies. Our Corporate Governance Guidelines reflect our Board of Directors’ commitment to monitoring the effectiveness of the Board and its committees in exercising their responsibilities.

Business Code of Ethics and Standard of Conduct

Our Business Code of Ethics and Standards of Conduct (the “Code of Ethics”) addresses the professional, honest and candid conduct of our directors, officers and employees. The Code of Ethics also addresses conflicts of interest, disclosure process, compliance with laws, rules and regulations (including insider trading laws); and corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets. The Code of Ethics encourages the reporting of any illegal or unethical behavior. Any amendments to, or waivers of, the Code of Ethics will be disclosed on our website promptly following the date of such amendment or waiver as required by law.

Director Independence

Our Corporate Governance Guidelines require that a majority of our directors qualify as “independent,” as defined by the listing standards of the New York Stock Exchange (the “NYSE”). As required by these director independence standards, our Board reviewed and analyzed the independence of each director earlier this year to determine whether any particular relationship or transaction involving any director, or any of that director’s affiliates or immediate family members, was inconsistent with a determination that the director is independent for purposes of serving on our Board of Directors and its committees. During this review, our Board examined transactions and relationships between directors or their affiliates and immediate family members and Roper and/or Roper’s management. As a result of this review our Board affirmatively determined that all directors are independent, except for Mr. Hunn, and that each member of the Audit, Compensation, and Nominating and Governance Committees is independent under applicable NYSE and Securities and Exchange Commission (“SEC”) rules for purposes of serving on such committees.

Nominating Process

The Nominating and Governance Committee, acting under its charter, determines the desired skills, abilities, judgment, diversity (including gender and ethnicity as well as background and experience) and other criteria deemed appropriate for service as a director and is responsible for recommending new director candidates and renomination of incumbent directors based on those criteria, which includes, but is not limited to:

•	high personal and professional ethics;

•	integrity and values;

•	knowledge of our business environment;

•	sound judgment and analytical ability;

•	skills and experience in the context of the needs of our Board;

•	breadth of business experience; and

•	whether the candidate meets the applicable independence requirements under the NYSE and SEC rules.

Our Board’s process for identifying and evaluating potential director nominees includes soliciting recommendations from our directors and engaging a third party to assist in identifying potential director nominees when a Board position becomes available. Our Board has no formal policy with respect to diversity, but considers racial and gender diversity when creating the pool of candidates from which it considers possible new director candidates.

Neither the Board of Directors nor the Nominating and Governance Committee has a specific policy regarding consideration of shareholder director nominees. Shareholder nominees submitted pursuant to the requirements set forth in the By-laws will be considered under the same criteria that are applied to other candidates. A shareholder of record who nominates a director candidate must provide a notice along with the additional information and materials required by our By-laws. See “Information Regarding the 2020 Annual Meeting of Shareholders” for additional information regarding nominating director candidates.

Proxy Access

In March 2016, our Board adopted “proxy access” amendments to our By-laws, enabling a shareholder, or a group of up to 20 shareholders, owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and

Roper Technologies, Inc. 2019 Proxy Statement	7

CORPORATE GOVERNANCE (CONTINUED)

include in our proxy materials up to the greater of two directors or 20% of the number of our directors then in office, provided that the shareholders and the nominees satisfy the requirements set forth in the By-laws.

Our Board adopted these amendments following discussions with our shareholders in the second half of 2015 and early 2016. These discussions covered the evolving role of proxy access and the specific requirements of our By-laws, including (among others) our nominating framework referenced above, as well as those relating to the resubmission of nominees in subsequent years, which nominees will count toward the maximum number of proxy access nominees, and the impact of a proxy contest on the use of proxy access.

Our Board reached out to shareholders representing over 50% of our outstanding common stock for these discussions to understand their views. During this outreach, our shareholders (including the proponents of the 2015 shareholder proxy access proposal) expressed support and general flexibility for the proxy access provisions that our Board ultimately adopted.

Review and Approval of Related Person Transactions

The Audit Committee is responsible for reviewing and approving, as appropriate, all transactions with related persons. Although we have not adopted written procedures for reviewing related person transactions, we will review any relationship or transaction in which the Company and our directors, executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. There were no related person transactions during 2018.

Shareholder Communications

Shareholders or other interested parties may send written communications to our Board of Directors or non-management Board members in care of the Secretary to the address set forth below. This process is also set forth on our website at www.ropertech.com. All communications will be kept confidential and promptly forwarded to the appropriate director. Items unrelated to a director’s duties and responsibilities as a Board member may be excluded by the Corporate Secretary, including, without limitation; solicitations and advertisements; junk mail; product-related communications; job referral materials such as resumes; surveys; and material that is determined to be illegal or otherwise inappropriate. The director to whom such information is addressed is informed that the information has been removed, and that it will be made available to such director upon request.

Our Corporate Governance Guidelines, Code of Ethics, Director Independence Standards, and By-laws are available on our website at www.ropertech.com/governance-documents. Requests for copies of these documents or of the full text of the By-law provision regarding director candidate nominations and communications to our Board of Directors or non-management Board members should be addressed to:

Roper Technologies, Inc.

6901 Professional Parkway East

Suite 200

Sarasota, Florida 34240

Attention: Corporate Secretary

8	Roper Technologies, Inc. 2019 Proxy Statement

BOARD COMMITTEES AND MEETINGS

Our Board of Directors held seven meetings in 2018. Each director participated in every one of our seven Board meetings in 2018. In addition, each director participated in every one of our committee meetings held while such director was a committee member. Our Board has not implemented a formal policy regarding director attendance at the Annual Meeting of Shareholders, but encourages all directors to attend. All of our directors attended the 2018 Annual Meeting of Shareholders either in person or telephonically except for one director who was unable to attend the meeting due to traveling for the Company’s Board of Directors meeting.

Board Leadership Structure

Serving as a director of the Company since 1997, Mr. Prezzano was elected as the Board Chairman in 2018, following the death of our prior CEO and Executive Chairman. Mr. Prezzano previously served as the Company’s Lead Independent Director from 2015 through 2018. Mr. Prezzano’s in-depth, long-term knowledge of our Company allows him to effectively identify strategic priorities, lead Board discussions, and oversee the execution of our Company’s strategy and business plans.

Effective Board Processes

As a result of our Board structure and processes, our directors are actively involved in overseeing the strategy, business and affairs of our Company, including its transformation to a diversified technology company. Our Board meetings typically extend over several days, with directors monitoring the existing portfolio of businesses and analyzing and carefully examining with management the different ways Roper can invest for future growth, both internally and through acquisitions. Between scheduled Board meetings, our directors continue their discussions with management and each other, enabling our Company to draw from their experiences and expertise. Our directors are involved in our corporate strategy and must keep abreast of the issues encountered by our diverse global business operations.

The Board, including its Nominating and Governance Committee, has an effective Board recruitment and evaluation process that contributes to bringing together a group of directors who complement each other and collectively provide oversight of management in ways that include challenging and discussing different perspectives.

Executive Succession Planning

Our Board recognizes the importance of effective leadership to our Company’s success and is actively engaged and involved, on an annual basis, in succession planning on both a long- and short-term basis. Our Company’s operating unit executives, who have responsibility for their respective businesses, but no “enterprise-wide” responsibilities, provide a broad and deep talent resource that is key to our executive succession planning.

Risk Oversight

Our Board has overall responsibility for the oversight of risk management at our Company, which it generally carries out through Board committees. However, several categories of risk management, such as information technology security, are managed directly by our Board. Our General Counsel informs each committee and the Board of relevant legal and compliance issues, and each committee also has access to our Company’s outside counsel or any other outside advisor when they deem it advisable. Each of these committees along with our management, which is responsible for the implementation of the process to identify, manage and monitor risks, keeps the entire Board regularly apprised of the different risks associated with our Company.

•

The Audit Committee oversees financial risk, including such factors as liquidity, credit, currency exchange and market conditions, through review and discussion with management, and monitors our Company’s risk management practices. It meets regularly with our independent auditors and our Vice President and Chief Compliance Officer and our Director of Internal Audit, both of whom report directly to the Audit Committee. In addition to financial risk, the Audit Committee also reviews and discusses other risks that relate to our business activities and operations.

•

The Compensation Committee, in overseeing risk associated with compensation programs and practices, has directly retained its own independent compensation consultant and meets periodically with management to discuss current issues.

•	The Nominating and Governance Committee monitors the compliance of our corporate governance practices and policies with applicable requirements and evolving developments.

Roper Technologies, Inc. 2019 Proxy Statement	9

BOARD COMMITTEES AND MEETINGS (CONTINUED)

Board Committees

Our Board has four standing committees: Audit, Compensation, Nominating and Governance, and Executive. All four committees operate under written charters, copies of which can be obtained upon request from the Corporate Secretary or viewed on

Roper’s website (www.ropertech.com/governance-documents). Each committee reviews its charter annually and reports its activities to the full Board on a regular basis.

Set forth below are the current committee memberships.

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Executive Committee

Shellye L. Archambeau			X

Amy Woods Brinkley	X

John F. Fort III	X		X

Robert D. Johnson		X

Robert E. Knowling, Jr.		Chair		X

Wilbur J. Prezzano		X	X	Chair

Laura G. Thatcher	X		X

Richard F. Wallman			Chair	X

Christopher Wright	Chair			X

Audit Committee: 10 Meetings Held in 2018

The Audit Committee assists our Board in its oversight of the quality and integrity of our financial statements, our structure for compliance with legal and regulatory requirements, and the performance of our internal audit functions. The Board has determined that based upon their extensive background and expertise, Messrs. Fort and Wright and Ms. Brinkley meet the criteria of an “audit committee financial expert” under SEC rules. The Board determined that Ms. Brinkley meets the criteria based upon her extensive career in banking spanning over thirty years, including her service on the disclosure committee and her participation in the financial statement diligence review process while at Bank of America, in addition to her current and prior service on the audit committees (or finance committee where audit functions are handled by such committee) of four other entities that issue publicly-traded securities. The Board has determined that all Audit Committee members meet the heightened independence standards under NYSE and SEC rules applicable to audit committees and satisfy the NYSE standard of financial literacy, having accounting and related financial management expertise.

Pursuant to its charter, the Audit Committee has the authority and responsibility to:

•

appoint, compensate, retain and oversee the independent registered public accounting firm engaged by us; approve all audit engagement fees and terms, as well as pre-approve all non-audit engagements; and ensure that the independent auditors remain independent and objective;

•	review the appointment and replacement of the head of our internal audit department, who provides the Audit Committee with significant reports to management and management’s responses thereto;

10	Roper Technologies, Inc. 2019 Proxy Statement

BOARD COMMITTEES AND MEETINGS (CONTINUED)

•	consider any reports or communications submitted by the independent auditors relating to our financial statements, policies, processes or determinations;

•

meet with management, the independent auditors and others to discuss matters relating to the scope and results of any audit, the financial statements, and changes to any auditing or accounting principles, policies, controls procedures or practices;

•

review any major issues regarding accounting principles and financial statement presentations, including significant changes in the selection or application of accounting principles, and major issues as to the adequacy of our internal controls, analyses regarding significant financial reporting issues and judgments made in connection with the preparation of the financial statements, and the effects of regulatory and accounting initiatives;

•	review significant risks and exposures and the steps taken to monitor and minimize such risks;

•

establish procedures for the receipt, investigation and resolution of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	prepare reports and disclosures required to be included in this Proxy Statement, including the “Audit Committee Report” below.

Compensation Committee: 5 Meetings Held in 2018

The Compensation Committee administers our executive incentive compensation programs and determines, either as a committee or together with the other independent members of the Board (as directed by the Board), annual salary levels and incentive compensation awards for our executive officers. The Board has determined that all Compensation Committee members meet the heightened independence standards under NYSE and SEC rules applicable to compensation committees. The Compensation Committee also, at the direction of the Board, periodically reviews and determines the form and amounts of director compensation and reviews and makes recommendations to the Board with respect to director compensation. The Compensation Committee may delegate its duties and responsibilities to a subcommittee of the Compensation Committee and has the authority to retain its own compensation consultants. Additional information regarding the

Compensation Committee’s processes and procedures for the consideration and determination of executive compensation is set forth below in this Proxy Statement under “Compensation Discussion and Analysis.”

Pursuant to its charter, the Compensation Committee has the authority and responsibility to:

•

annually review and approve corporate goals and objectives relevant to our CEO’s compensation and based on that evaluation, determine and approve our CEO’s compensation, including salary, bonus, incentive and equity compensation;

•	annually review performance and approve compensation, including salary, bonus, and incentive and equity compensation for our executive officers;

•	grant awards and otherwise make determinations under our equity, incentive, retirement, and deferred compensation plans, to the extent provided in such plans;

•	determine performance goals and certify whether performance goals have been satisfied for incentive plans containing performance criteria;

•	periodically review and make recommendations to the Board concerning our equity, incentive, retirement, and deferred compensation plans;

•	review risks associated with compensation and assess those reasonably likely to have a material adverse effect on the Company;

•	periodically review and determine the form and amounts of director compensation; and

•	review and discuss with management the Compensation Discussion and Analysis disclosure regarding named executive officer compensation included in our annual Proxy Statement.

Nominating and Governance Committee:

5 Meetings Held in 2018

The Nominating and Governance Committee assists our Board in identifying individuals qualified to become directors, determining the size and composition of our Board and its committees, developing and implementing corporate governance guidelines, evaluating the qualifications and independence of directors on a periodic basis and evaluating the overall effectiveness of our Board and its committees.

Roper Technologies, Inc. 2019 Proxy Statement	11

BOARD COMMITTEES AND MEETINGS (CONTINUED)

Pursuant to its charter, the Nominating and Governance Committee has the authority and responsibility to:

•

evaluate a candidate’s qualification based on a variety of factors, including such candidate’s integrity, reputation, judgment, knowledge, and diversity (including gender and ethnicity as well as background and experience) as well as our Board’s needs;

•	recommend qualified individuals for Board membership, including individuals suggested by directors and/or shareholders;

•	periodically review the size and responsibilities of our Board and its committees and recommend changes to our Board;
•	annually review and recommend committee slates and additional committee members to our Board as needed;

•	develop and recommend to our Board a set of corporate governance guidelines and periodically review such guidelines and propose changes to our Board; and

•	develop and recommend to our Board an annual self-evaluation process for our Board and its committees, and administer and oversee the evaluation process.

Executive Committee: No Meeting Held in 2018

The Executive Committee has the authority to exercise all powers of the Board between regularly scheduled Board meetings.

12	Roper Technologies, Inc. 2019 Proxy Statement

DIRECTOR COMPENSATION

Compensation for our non-employee directors is governed by our Director Compensation Plan, which is a sub-plan of our 2016 Incentive Plan. The Director Compensation Plan recognizes the Board’s instrumental contribution to Roper’s long-term success and creation of superior shareholder value. Over the past fifteen years, our shareholders have earned a cumulative 1,084.4% return – more than five times that of the S&P 500’s 207.1% return. In the first quarter of 2019, our return of 28.5% more than doubled that of the S&P 500 return of 13.6%. Compensation paid to our Directors reflects the significant time commitment and effort associated with serving on our Board, including participation in at least 15 days of Board meetings each year, in addition to numerous Committee meetings throughout the year. In the past four years, we have added three new independent directors to the Board, each of whom has increased the level of diversity representation on our Board. However, our rapid growth, business transformation into software, and various external developments have made it increasingly challenging to find and assimilate the caliber of independent director capable of adding value to our high-growth, asset-light, diversified enterprise.

Consistent with Roper’s long-standing “pay-for-performance” philosophy, the Director Compensation Plan ties director compensation directly to the Company’s stock performance, closely aligning the financial interests of our directors with those of our shareholders. Directors receive limited cash retainers and no perquisites (such as deferred compensation benefits), and instead receive a higher percentage of their compensation in Company stock. Historically, a grant of 4,000 restricted stock units (“RSUs”) was made under the Director Compensation Plan to recognize the significant time commitment and workload associated with serving on our Board as well as the Board’s instrumental contribution to Roper’s long-term success and creation of superior shareholder value. In light of the significant increase of 42.4% in the Company’s share price in 2017, the 2018 award was reduced from 4,000 RSUs to 3,000 RSUs. As a result of the further significant appreciation in the market value of the Company’s shares, as well as other considerations in regard to director compensation, the Company anticipates making a similar reduction to the number of RSUs awarded to our non-employee directors in 2019.

Under our Director Compensation Plan, each non-employee director also receives an annual cash retainer and fees for Board and committee meetings as shown in the table below. The cash retainer and the number of RSUs granted will be prorated for any new director based on the number of full months such director serves as a non-employee director during the year.

Annual Cash Retainer

Cash Retainer	$42,500

Supplemental Annual Cash Retainers

Independent Chairman	$175,000

Chair of Audit Committee	$5,000

Chair of Compensation Committee	$5,000

Chair of Nominating and Governance Committee	$5,000

Board Meeting Compensation(1)

In-Person Attendance	$2,000

Telephonic Attendance	$1,000

Committee Meeting Compensation(2)

In-Person Attendance	$1,000

Telephonic Attendance	$500
(1)	An extended Board meeting over multiple days is treated as a single Board meeting for payment purposes.

(2)	Directors attending a Board and a committee meeting on the same day will only receive a fee for the Board meeting.

We also reimburse our directors for reasonable travel expenses incurred in connection with attendance at Board, committee and shareholder meetings and other Company business.

Mr. Hunn is an employee of our Company and did not receive any compensation for his service as a director. His compensation is set forth in the “Executive Compensation” section below.

Roper Technologies, Inc. 2019 Proxy Statement	13

DIRECTOR COMPENSATION (CONTINUED)

The table below shows the compensation of our non-employee directors for 2018.

2018 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	All Other Compensation ($)	Total ($)

Shellye L. Archambeau	39,875	915,190	-	955,065

Amy Woods Brinkley	57,000	846,300	-	903,300

John F. Fort III	57,000	846,300	-	903,300

Robert D. Johnson	54,500	846,300	-	900,800

Robert E. Knowling, Jr	59,500	846,300	-	905,800

Wilbur J. Prezzano	83,033	846,300	-	929,333

Laura G. Thatcher	57,000	846,300	-	903,300

Richard F. Wallman	59,500	846,300	-	905,800

Christopher Wright	62,000	846,300	-	908,300
(1)

The dollar values shown represent the grant date fair values for RSUs granted to these directors during 2018, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”).

(2)	As of December 31, 2018, each non-employee director had 1,500 unvested RSUs outstanding.

(3)	There were no outstanding stock option awards as of December 31, 2018 for our non-employee directors.

Our share ownership and retention guidelines for non-employee directors require them to own 4,000 shares of our common stock. Until the ownership requirements are met, non-employee directors are required to retain 100% of any shares they receive (on a net after tax basis) under our Director Compensation Plan. All of our directors are in compliance with the guidelines, and only newly elected director, Shellye Archambeau, is below the share ownership requirements. The ownership requirement equated to 25 times the annual cash retainer for directors, based on the closing market price of our common stock on December 31, 2018 of $266.52 per share.

14	Roper Technologies, Inc. 2019 Proxy Statement

EXECUTIVE OFFICERS

The following table sets forth certain information concerning our executive officers as of December 31, 2018. The executive officers are elected by the Board of Directors and serve at its discretion. Brian D. Jellison served as the Company’s President, Chief Executive Officer and Chairman through August 30, 2018, and as the Company’s Executive Chairman until his death on November 2, 2018.

L. Neil Hunn	Professional Experience

President and Chief Executive Officer since 2018 Executive Vice President, Chief Operating Officer 2018 Group Vice President from 2011 to 2017 Age: 47

Prior to being named President and Chief Executive Officer in 2018, Mr. Hunn was Executive Vice President and Chief Operating Officer since 2017 and a Group Vice President with Roper since 2011. Prior to joining Roper, Mr. Hunn held several positions in the software sector and was involved in businesses at varied stages of development. Most recently he was with MedAssets, an Atlanta-based SaaS company, where he served as Executive Vice President and CFO, as well as President of its revenue cycle technology businesses. He was previously with CMGI, an incubator of Internet businesses, and Parthenon Group, a strategy consulting firm.

Robert C. Crisci	Professional Experience

Executive Vice President and Chief Financial Officer since 2017 Vice President, Finance and Investor Relations from 2013 to 2017 Age: 43

Prior to being named Executive Vice President and Chief Financial Officer, Mr. Crisci joined Roper in 2013 as Vice President, Finance and Investor Relations and led the Company’s financial planning and analysis and investor relations activities. Prior to joining Roper, he served in various roles across investment banking, consulting and finance with positions at Morgan Keegan, VRA Partners, Devon Value Advisers and Deloitte & Touche.

John K. Stipancich	Professional Experience

Executive Vice President since 2018 General Counsel since 2016 Corporate Secretary since 2016 Age: 50

Prior to joining Roper, Mr. Stipancich served as Executive Vice President and Chief Financial Officer of Newell Brands Inc., a consumer products company, where he had also served as General Counsel and Corporate Secretary, and Executive Leader of its operations in Europe. Prior to his twelve years at Newell Brands, Mr. Stipancich served as Executive Vice President, General Counsel and Corporate Secretary for Evenflo Company and Assistant General Counsel for Borden, both KKR portfolio companies at the time. He started his legal career in the Cleveland office of the international law firm Squire Patton Boggs.

Paul J. Soni	Professional Experience

Executive Vice President since 2017 Vice President from 2006 to 2017 Controller from 2002 to 2017 Age: 60

Prior to being named Executive Vice President, Mr. Soni served as Roper’s Controller and Principal Accounting Officer since 2011 and Vice President since 2006. Prior to joining Roper, Mr. Soni served as the Controller of both Oxford Industries, Inc., and the International Division of Savannah Foods & Industries, Inc. Mr. Soni’s earlier career included eight years with PricewaterhouseCoopers LLP, a professional services firm, in the U.S. and Europe, performing audit and transaction support services. Mr. Soni has elected to retire as Executive Vice President in 2019.

Roper Technologies, Inc. 2019 Proxy Statement	15

BENEFICIAL OWNERSHIP

Beneficial ownership is determined in accordance with SEC rules. Under the rules, the number of shares beneficially owned by a person and the percentage of ownership held by that person includes shares of common stock that could be acquired upon exercise of an option within sixty days, although such shares are not deemed exercised and outstanding for computing the percentage of ownership held by any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

The following table shows the beneficial ownership of Roper common stock as of March 29, 2019 by (i) each of our director nominees, (ii) each named executive officer in the “2018 Summary Compensation Table,” (iii) all of our current directors and executive officers as a group, and (iv) all persons who we know are the beneficial owners of five percent or more of Roper common stock. Except as noted below, the address of each person in the table is c/o Roper Technologies, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240.

Name of Beneficial Owner	Beneficial Ownership of Common Stock(1)(2)		Percent of Class

T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, MD 21202	14,251,090	(3)	13.7%

The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	11,529,525	(4)	11.1%

BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	7,181,267	(5)	6.9%

Shellye L. Archambeau	3,250		*	*

Amy Woods Brinkley	15,000		*	*

John F. Fort III	18,253	(6)	*	*

L. Neil Hunn	386,676		*	*

Brian D. Jellison	1,077,365	(7)	1.0%

Robert D. Johnson	8,450		*	*

Robert E. Knowling, Jr.	13,037		*	*

Wilbur J. Prezzano	19,000		*	*

Laura G. Thatcher	14,000		*	*

Richard F. Wallman	53,965	(8)	*	*

Christopher Wright	59,862		*	*

Robert C. Crisci	68,590		*	*

John K. Stipancich	30,521		*	*

Paul J. Soni	153,047	(9)	*	*

All current directors and executive officers as a group (14 individuals)	1,921,016		1.9%
**	Less than 1%.

(1)

Includes the following shares that could be acquired on or before May 28, 2019 upon exercise of stock options issued under Company plans as follows: Mr. Hunn (167,000), Mr. Crisci (32,000), Mr. Soni (90,000), and all current directors and executive officers as a group (289,000). Holders do not have voting or investment power over unexercised option shares.

(2)

Includes the following shares of unvested restricted stock held by named executives officers over which they have sole voting power but no investment power: Mr. Hunn (157,500), Mr. Crisci (35,500), Mr. Stipancich (25,750), and Mr. Soni (10,000). Also includes 1,500 unvested restricted stock units for the following non-employee directors: Messrs. Fort, Johnson, Knowling, Prezzano, Wallman, and Wright and Mses. Archambeau, Brinkley and Thatcher. The total for all current directors and executive officers as a group is (242,250).

16	Roper Technologies, Inc. 2019 Proxy Statement

BENEFICIAL OWNERSHIP (CONTINUED)

(3)

Based on information reported on Schedule 13G/A filed with the SEC on February 14, 2019, as of December 31, 2018, T. Rowe Price Associates, Inc. beneficially owned 14,251,090 shares of Roper common stock with sole voting power over 4,697,107 shares and sole dispositive power over all of the shares.

(4)

Based on information reported on Schedule 13G filed with the SEC on February 12, 2019, as of December 31, 2018, The Vanguard Group (“Vanguard”) beneficially owned 11,529,525 shares of Roper common stock with sole voting power over 120,119 shares, shared voting power over 25,102 shares, sole dispositive power over 11,385,998 shares, and shared dispositive power over 143,527 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 88,810 shares. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 84,855 shares.

(5)

Based on information reported on Schedule 13G/A filed with the SEC on February 6, 2019, as of December 31, 2018, BlackRock, Inc. (and certain of its subsidiaries) beneficially owned 7,181,267 shares of Roper common stock with sole voting power over 6,109,706 shares and sole dispositive power over 7,181,267 shares.

(6)	Includes 250 shares held by a trust of which Mr. Fort is a trustee and 300 shares held by Mr. Fort’s spouse.

(7)	As a result of Mr. Jellison’s death on November 2, 2018, all shares held in his name passed to his spouse to be held in a revocable trust.

(8)	Includes 500 shares held in an IRA account by Mr. Wallman’s spouse.

(9)

Mr. Soni and his spouse each participate in a 401(k) plan with a unitized stock fund that consists of cash and common stock in amounts that vary from time to time. Based on a conversion factor representing the units in the fund as of March 29, 2019, the shares in the table include 2,850 shares in Mr. Soni’s account and 963 shares in his spouse’s account.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires Roper’s directors, officers and persons who own more than 10% of Roper common stock to file with the SEC initial reports of ownership and reports of changes in ownership. Officers, directors and greater than 10% shareholders are required by SEC rules to furnish Roper with copies of all Section 16(a) forms they file.

We believe that during 2018 all of our directors and executive officers complied with all Section 16(a) filing requirements. In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5, and amendments to these forms, provided to us and the written representations of our directors and executive officers.

Roper Technologies, Inc. 2019 Proxy Statement	17

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) provides information about our compensation objectives and policies for our current and prior CEOs and other executive officers included in the Summary Compensation Table and referred to in this CD&A as “named executive officers.”

CREATING SHAREHOLDER VALUE

The creation of shareholder value is the foundation and driver of our executive compensation program. The compensation of our executive officers is closely aligned with the long-term interests of our shareholders.

Superior Returns for Roper Shareholders¹

Roper is proud of its long track record of superior returns for its shareholders. Roper has significantly outperformed the S&P 500 over the past 1, 3, 5, 10 and 15 years.

Period	Compound Annual Shareholder Return		Total Shareholder Return (TSR)
	Roper	S&P 500	Roper	S&P 500
Q1 2019	NA	NA	28.5%	13.6%
1-Year	3.5%	(4.4)%	3.5%	(4.4)%
3-Years	12.7%	9.3%	43.1%	30.4%
5-Years	14.7%	8.5%	98.2%	50.3%
10-Years	20.6%	13.1%	552.9%	243.0%
15-Years	17.9%	7.8%	1,084.4%	207.1%

As outlined in the graph below, $100 invested in Roper at the end of 2001 would have yielded an investor $1,542 as of March 31, 2019, compared to only $350 for the same investment in the S&P 500.

¹	All periods ending December 31 of the referenced year, except the Q1 2019 period which ended March 31.

18	Roper Technologies, Inc. 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Record 2018 Performance for Roper

2018 was another excellent year for Roper, with double digit increases in revenue, net earnings, EBITDA and cash flow. Our strategic focus on asset-light, diversified technology businesses and our ability to generate and compound cash flow delivered another year of outperformance.

•	Annual shareholder return of 3.5% versus S&P 500 negative return of (4.4)%; Three-year compounded return of 12.7% versus S&P 500 return of 9.3%

•	GAAP revenue increased 13% to $5.19 billion with organic revenue growth of 9%

•	GAAP gross margin increased 100 basis points to 63.2%

•	Adjusted EBITDA increased 13% to $1.81 billion and adjusted EBITDA margin increased 30 basis points to 34.7%(1)
•	Operating cash flow increased 16% to $1.43 billion and free cash flow increased 17% to $1.37 billion

•	Deployed $1.3 billion toward high quality software acquisitions in 2018 while also reducing our total leverage by over $200 million

•	Annual dividend increased by 12%, increasing for the 26th consecutive year

(1)

This financial information is presented on an adjusted (non-GAAP) basis. A reconciliation from non-GAAP financial measures to the most comparable GAAP measure and other related information is available in “Appendix A—Reconciliations”.

Simple Strategy Drives Powerful Value Creation

Roper has a simple and successful business model that is unique among application software and multi-industry diversified companies. We operate high-margin, high cash-generating, asset-light businesses across a wide range of diverse end-markets. Our high-performing businesses generate excess free cash flow that our executive team deploys to acquire more high-performing businesses. This creates a “compounding effect” on cash flow that drives long-term value creation. Our free cash flow has increased from $398 million in 2008 to $1.37 billion in 2018, a compound annual growth rate of 13%, driven by our combination of outstanding business performance and value-creating capital deployment.

Roper Annual Free Cash Flow and Operating Cash Flow (millions)

Note: Free Cash Flow = Cash from Operations less Capital Expenditures less Capitalized Software Expenditures

Roper Technologies, Inc. 2019 Proxy Statement	19

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Market Capitalization Growth

Roper’s market capitalization has increased more than $30 billion since January 2010.¹

[1]	Chart reflects ending period as March 31, 2019.

Key Metric: Cash Return on Investment

Cash return on investment (“CRI”) is the key operating metric Roper uses to measure the performance and value of its operating businesses and potential acquisitions. Our business leaders and Board of Directors focus on cash flow growth and disciplined investments.

•	CRI is highly correlated to shareholder value creation and we believe our strategy of improving CRI has been a key driver of our long-term performance.

•	Our CRI discipline, as applied throughout the organization, allows Roper to focus our investment on areas that will increase shareholder value, drive cash flow growth, and minimize physical assets.

•

Through a combination of internal improvements and disciplined capital deployment, Roper has increased CRI dramatically over the past 16 years, a key driver of our strong shareholder returns over the period.

20	Roper Technologies, Inc. 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Acquisition-Focused Capital Deployment

We deploy the majority of our free cash flow toward acquisitions to generate long-term growth and create long-term shareholder value. Unlike most other large corporations, we do not have a separate corporate development or merger-and-acquisition team; our CEO and other top executives are responsible for the disciplined deployment of capital through acquisitions.

OVERVIEW OF OUR COMPENSATION PROGRAM

Consideration of Say-on-Pay Vote

Since Say-on-Pay started in 2011, Roper has received an average of 92% support for its executive compensation program. At the 2018 Annual Meeting of Shareholders, 95% of the votes cast were in favor of the advisory vote to approve executive compensation. This level of support is high relative to peers, and consistent with prior years’ support of 95% in 2017, 96% in 2016 and 97% in 2015. The Compensation Committee believes the Say-on-Pay vote reflects the strong support of our shareholders for our long-standing pay-for-performance philosophy and approach of integrating executive compensation with our value creation model as well as for recent changes to our executive compensation program.

Taking into consideration input from shareholders, the Say-on-Pay vote, external developments, and internal considerations, Roper has undertaken many changes over the past several years to its executive compensation program to ensure it is closely aligned with the long-term interests of our shareholders:

•	Prior CEO’s annual cash bonus was replaced with a multi-year long-term cash incentive award.

•	Dividends on executive officers’ restricted shares are not paid until the shares are earned, and are forfeited if shares are not earned.

•	100% of restricted shares are performance-based, with all vesting contingent upon meeting multi-year EBITDA and relative operating cash flow margin performance requirements.

•	Only stock options, which are inherently performance-based, vest by continued service alone.

•	A three-year cumulative performance goal must be met for full vesting of restricted shares (versus a one-year goal for each year previously).

•	Annual vesting of equity awards (one-third per year over three years) was eliminated.

•	CEO equity awards may vest only at the end of a three-year period.

•	Equity awards for other named executive officers may vest 50% after the second year and 50% after the third year.

•	EBITDA performance for full vesting of restricted shares was increased in 2018 by 15% to $4.6 billion.

•

Starting in 2017, the operating cash flow less capital expenditures and capitalized software (measured as a percentage of revenue) was changed from an internal goal to relative performance against an external benchmark with 50th percentile performance required for any portion of the restricted shares to vest and 75th percentile performance required for full vesting.

•	97% of our prior CEO’s compensation was and 95% of our current CEO’s compensation is subject to performance risk and tied to financial results and stock price.

•

In light of the transformation of our business portfolio, Standard & Poor’s changed out our Global Industry Classification System (GICS) in 2014 and we may request another change to a more appropriate GICS to reflect our significant growth in software.

•	Based on the results of the advisory vote at the 2017 Annual Meeting of Shareholders to approve the frequency of the Say-on-Pay vote, the Say-on-Pay vote will continue to be every year.

Roper Technologies, Inc. 2019 Proxy Statement	21

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Checklist of Compensation Practices

Consistent with shareholder interests and market best practices, positive features of our executive compensation program include the following:

WHAT WE DO
•	Virtually all compensation for named executive officers is tied to performance.
•	Performance vesting requirements apply to 100% of restricted stock awards (no time vesting alone).
•	Prior CEO’s cash bonus based on five-year results to reinforce a long-term planning horizon.
•	Cash bonuses are capped and performance-based restricted stock awards limited to 100% of target (risk mitigation features).
•	Robust share ownership and retention guidelines, much higher than typical practice.
•	“Clawback” policy to recoup erroneously paid compensation.
•	Risk assessment review as part of risk mitigation process.
•	Independent compensation consultant retained by the Compensation Committee.
•	Limited perquisites and other benefits.

WHAT WE DON’T DO
•	No re-pricing of underwater stock options or cash buy-outs.
•	No granting of stock options with an exercise price less than fair market value at grant.
•	No payment of dividends on performance-based restricted stock awards until earned.
•	No defined-benefit pension plan or SERPs for named executive officers (only 401(k) plan on the same terms as other eligible employees and voluntary deferral of cash compensation).
•	No “single trigger” equity vesting upon change-in-control.
•	Severance pay is very limited, as is the use of employment agreements.
•	No hedging or pledging of Company stock is permitted.
•	No excise tax gross-ups on change-in-control payments.

Objectives of our Compensation Program

Our compensation program for named executive officers reflects our business needs and challenges in creating shareholder value and is designed to:

•	Drive performance for the benefit of shareholders.

•	Emphasize equity compensation to align named executive officers’ interests with those of shareholders.

•

Provide compensation levels competitive with publicly traded companies and private equity firms. This enables us to recruit and retain seasoned leadership capable of effectively deploying capital, while driving and managing a diversified technology company.

•	Maintain flexibility to adjust to changing business needs in a fast-paced business environment.

•	Simplify compensation design to promote transparency and facilitate ease of administration and communication.

•	Solicit and consider the views of our shareholders.

•	Adhere to the highest legal, governance, and ethical standards.

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

ELEMENTS OF COMPENSATION

Our executive compensation program consists of several elements, each with an objective that fits into our overall program to provide an integrated and competitive total pay package.

Long-Term Stock Incentives

Equity compensation is the largest and most important form of pay for our named executive officers as it achieves many of our key compensation objectives:

•	Tie pay to performance by linking compensation to shareholder value creation and achievement of pre-determined and objective performance criteria.

•	Align named executive officers’ interests with those of shareholders while reinforcing a long-term planning horizon.

•

Attract named executive officers, particularly those interested in building long-term value for shareholders, as equity compensation is the key element of competitive pay packages for named executive officers.

•	Retain named executive officers and reward continued service by ensuring the forfeiture of awards prior to satisfaction of multi-year service requirements.

We use two types of equity awards:

Stock Options

The exercise price of stock options is set at the market closing price of our stock on the date of grant which provides an incentive to grow shareholder value and requires continued service over multiple years to realize any gains.

Performance-Based Restricted Stock

In addition to continued service, the vesting of restricted shares is 100% contingent on the Company attaining specific, pre-determined and objective performance goals, as specified by the Compensation Committee. Dividends are withheld and paid only to the extent the shares are actually earned by performance. Performance-based restricted stock is intended to encourage the retention of named executive officers, provide a continuing incentive to increase shareholder value, and further align named executive officers’ interests with shareholder interests.

We use two types of cash payments:

Cash Incentives

Cash incentives support the achievement of our business strategies by tying a portion of compensation to the achievement of established financial objectives and assist in attracting named executive officers due to their market prevalence. Cash incentives are capped to avoid an excessive short-term focus and potentially excessive risk-taking. Cash incentives for named executive officers are tied to annual performance.

Base Salary

Base salary is fixed cash compensation that reflects level and scope of responsibility, experience and skills as well as market practices. The Compensation Committee reviews each named executive officer’s base salary annually as well as in connection with a promotion or other change in responsibilities. Salary adjustments are usually effective as of January 1.

Roper Technologies, Inc. 2019 Proxy Statement	23

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Other Pay Elements

As Roper has largely avoided perquisites, supplemental pensions, and other compensation not tied to performance, the other items summarized below represent only a small portion of named executive officers’ total compensation.

Retirement Benefits

•

Named executive officers may participate under the same terms as other eligible employees in a 401(k) plan that provides matching contributions capped at 7.5% of cash compensation, subject to limitations imposed by the Code.

•

To provide financial planning flexibility, we maintain a Non-Qualified Retirement Plan, under which named executive officers may elect to defer cash compensation. This plan is intended to provide deferred compensation benefits that would have been earned under the tax-qualified 401(k) plan but for certain limitations imposed by the Internal Revenue Code of 1986, as amended (the “Code”). For more information on this plan, see the “Executive Compensation—2018 Non-Qualified Deferred Compensation” section below.

Perquisites and Other Benefits

Perquisites and other non-cash benefits offered to named executive officers are limited to an automobile allowance and club membership when they have a business purpose.

Severance and Change in Control Provisions

We have letter agreements only with Messrs. Hunn and Stipancich. These arrangements provide severance benefits in the event of termination of employment under certain circumstances, including a change in control. For a description of these agreements and payments under various termination scenarios, see the “Executive Compensation—Potential Payments upon Termination or Change in Control” section below.

Double Trigger Equity Vesting

In regard to equity awards, we use a “double trigger” approach to vesting upon a change in control, rather than providing for vesting solely upon a change in control (“single trigger”), because we believe it provides adequate protection and reduces potential costs for a possible acquirer of the Company. See the “Executive Compensation—Potential Payments upon Termination or Change in Control” section below for additional detail.

No Tax Gross-Ups

A named executive officer may be subject to excise taxes on benefits received in relation to a change in control of the Company. We do not provide excise-tax gross-ups to named executive officers (which would place the named executive officer in the same tax position if the excise tax did not apply).

24	Roper Technologies, Inc. 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Mix of Total Compensation

Compensation for our named executive officers encourages a long-term focus and closely aligns with shareholder interests.

•

For 2018, the total direct compensation at target that was at risk and tied to stock price and performance objectives was 97% for our prior CEO, 95% for our current CEO, and 86% on average for other executive officers.

2018 Total Direct Compensation Mix

COMPENSATION PROCESS

Compensation Committee Oversight

The Compensation Committee oversees our executive compensation programs to appropriately compensate named executive officers, motivate named executive officers to achieve our business objectives, and align our named executive officers’ interests with the long-term interests of our shareholders. The committee reviews each element of compensation for each named executive officer and determines any adjustments to compensation structure and levels in light of various considerations, including:

•	The scope of the named executive officer’s responsibilities, performance and experience as well as competitive compensation levels.

•	Our financial results against prior periods.

•	The structure of our compensation programs relative to sound risk management, as discussed with management.

•	The results of the advisory shareholder vote on the compensation of our named executive officers and input from shareholders.

•	Competitive pressures from private equity and capital deployment companies, as well as market practices and external developments generally.

•	The utilization of a compensation consultant who provides extensive external benchmarking of named executive officer compensation of industry peer group companies for comparison purposes.

The Compensation Committee has maintained a simple program that drives long-term performance and superior value creation for shareholders enabling Roper to attract, retain, and motivate an outstanding leadership team.

Roper Technologies, Inc. 2019 Proxy Statement	25

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Compensation Consultant

For 2018, the Compensation Committee has continued the retained services of FW Cook (the “Consultant”) to provide the committee with independent, objective analysis and professional opinions on executive compensation.

•

The Consultant is independent, reports directly to the Chair of the Compensation Committee and has never performed other work for the Company. The Compensation Committee determined that its engagement of the Consultant did not raise any conflicts of interest.

•

The Consultant attends all meetings of the Compensation Committee where evaluations of the effectiveness of overall executive compensation programs are conducted or where compensation for named executive officers is analyzed or approved.

•	The Chair of the Compensation Committee meets with the Consultant in advance of committee meetings and confers via telephone with the Consultant between meetings.

•

The Consultant assists in gathering and analyzing market data on compensation levels and provides expert knowledge of marketplace trends and best practices relating to competitive pay levels as well as developments in regulatory and technical matters.

Role of Our Named Executive Officers

While the Compensation Committee is ultimately responsible for making all compensation decisions affecting our named executive officers, our CEO participates in the process because of his close day-to-day association with the other named executive officers and his knowledge of the Company’s diverse business operations.

•

Our CEO discusses with the Compensation Committee the performance of the Company and of each named executive officer, including himself. The CEO also discusses with the committee the performance of key executives reporting to his direct reports.

•

The CEO makes recommendations on the components of compensation for the named executive officers, other than himself but does not participate in the portion of the committee meeting regarding the review of his own performance or the determination of the actual amounts of his compensation.

Our Chief Financial Officer also assists the Compensation Committee as an information resource in regard to metrics related to incentive compensation. The other named executive officers provide support to the committee, as needed, in regard to their respective technical areas.

Market Benchmarking

Market pay levels and practices, including those of a self-selected peer group, are one of many factors the Compensation Committee considers in making compensation decisions.

Purpose

•

We benchmark to provide an external frame of reference on range and reasonableness of compensation levels and practices. Market information is used as a data point in decision-making, and not as a primary factor.

Challenges

•

Our high-margin, high-cash generating, asset-light business model and diversified end-markets make it challenging to select peers using traditional criteria, such as revenue, industry codes or competitors. Roper’s operating businesses have peers that can be assigned by industry, but at the enterprise level

Roper has no peers that match our diverse set of businesses and unique operating model. Given our valuation relative to revenue, using only revenue in measuring Roper’s size understates the relative market value of Roper and is therefore a poor indicator.

Private Equity

•

Given the capital deployment responsibilities of our named executive officers and the private equity-like nature of our business, we consider the compensation levels and practices used by private equity firms that offer comprehensive programs, which often include co-investment and leveraged carried-interest opportunities more akin to Roper’s operating model.

26	Roper Technologies, Inc. 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

However, we do not allow our named executive officers to co-invest in Company investments, nor do they benefit from carried-interest tax treatment. Our compensation practices often compete with private equity opportunities when recruiting and retaining talented professionals who possess expertise in both operations and capital deployment.

2018 Peer Group

Our self-selected peer group reflects our continued strong growth, sustained value creation, continuing expansion into software and technology-driven businesses, market valuation relative to revenues and gross investment, and intense competition with private equity for talent and investment opportunities. Roper’s decision and subsequent transformation to focus on software has changed the performance of the company significantly. Today, approximately over 50% of Roper’s EBITDA are derived from our software assets. All of these facts make it continually difficult to select appropriate peers. The peer companies are listed below along with various size indicators.

Company	Ticker	Market Capitalization(1) ($ millions)	Enterprise Value(1) ($ millions)	Revenue(2) ($ millions)	Net Income(2) ($ millions)	Global Industry Classification Standard (GICS) Sub-Industry
TransDigm Group Incorporated	TDG	$17,937	$28,516	$3,956	$821	Aerospace & Defense
Adobe Inc.	ADBE	$110,435	$111,225	$8,981	$2,591	Application Software
salesforce.com, inc.	CRM	$104,782	$105,723	$12,530	$816	Application Software
Intuit Inc.	INTU	$51,089	$50,182	$6,094	$1,262	Application Software
Citrix Systems, Inc.	CTXS	$13,808	$14,641	$2,974	$576	Application Software
KKR & Co. Inc. Class A	KKR	$10,528	$47,897	$1,821	$1,134	Asset Management and Custody Banks
Blackstone Group L.P.	BX	$19,743	$51,549	$6,042	$1,542	Asset Management and Custody Banks
Motorola Solutions, Inc.	MSI	$18,812	$22,762	$7,344	$967	Communications Equipment
Zimmer Biomet Holdings, Inc.	ZBH	$21,156	$29,503	$7,933	($379)	Health Care Equipment
Waters Corporation	WAT	$14,289	$13,938	$2,420	$594	Life Sciences Tools & Services
VMware, Inc. Class A	VMW	$15,069	$46,889	$8,691	$1,480	Systems Software
CA, Inc.(3)	CA	$18,602	$18,125	$4,009	$404	Systems Software
Median		$18,812	$46,889	$6,094	$967
Roper	ROP	$27,566	$32,082	$5,191	$944	Industrial Conglomerates

Source: FactSet

(1)	As of 12/31/18
(2)	Last four quarters available as of 12/31/18
(3)	Acquired by Broadcom on 11/5/2018; market capitalization and enterprise valuation as of acquisition date; revenue and net income equal to last four reported quarters prior to acquisition date

Relative Performance Comparisons Caveat

Long-Term Measurement Period Needed

Due to Roper’s consistently strong performance, business transformation and GICS change, and short-term stock price movements, comparing other companies’ performance to that of Roper can generate misleading or distorted results. As a result, we believe a long-term performance period most accurately portrays Roper’s relative performance.

Over shorter periods, performance comparisons can be skewed by the easier performance baselines of peer companies that, unlike Roper, have experienced periods of historical underperformance and benefit from a “bounce back” from a lower starting point.

Roper Technologies, Inc. 2019 Proxy Statement	27

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

CEO Compensation

The Compensation Committee considers many factors in determining the compensation of Roper’s CEO, and believes the compensation for the position is reasonable, appropriate, and aligned with shareholders’ best interests.

Broad Responsibilities and Effective Leadership

Mr. Jellison, the Company’s prior Chairman of the Board, CEO and President, was the key architect of our highly successful business strategy and was instrumental in building the sustainable high-performance and entrepreneurial culture at Roper. During his tenure, Mr. Jellison led the capital deployment process under which Roper has invested billions of dollars in acquisitions that have successfully created sustained superior returns for shareholders. Since joining Roper in 2011, Mr. Hunn increasingly contributed to that process—playing a leading role for most acquisitions during his tenure. Mr. Hunn now leads the Company’s capital deployment efforts.

Outstanding Performance and Value Creation

Over the past 16 years, under Mr. Jellison’s leadership, Roper’s shareholders have earned a 19.0% compound annual return and a total shareholder return of 1,509%, more than five times the S&P 500’s total shareholder return of 295% over the same period. As designed and driven by Mr. Jellison, Roper has undergone a business transformation with increasing returns on cash investment and margins, providing a platform for continued growth and future value creation for shareholders. Similarly, during Mr. Hunn’s seven years with the Company, including time as our Chief Operating Officer, Roper’s shareholders have earned an 18.1% compound annual return and a total shareholder return of 220%.

Alignment with Shareholder Value Creation

By design, Mr. Jellison’s compensation was closely tied to the value of Roper stock. With the exception of his 2018 equity award (when the number of shares were reduced by 25%), the percentage increase in the value of Mr. Jellison’s equity awards over the last eight years exactly equaled the percentage increase in Roper’s stock price at time of grant, as the number of shares awarded has remained the same. This tight alignment between compensation and share price created a strong incentive to profitably grow the enterprise. Our Compensation Committee is determined to continue our practice of tightly aligning the compensation paid to Mr. Hunn to creation of value for our shareholders.

External Comparisons

Compensation for Roper’s CEO is within the range for Roper’s self-selected peers and high-performing, long-tenured chief executive officers of publicly traded corporations. Among private equity firms, compensation for Roper’s CEO is below levels that would be expected for commensurate levels of performance. Further, compensation for our CEO has been reasonable relative to the incremental value created for shareholders (“sharing ratio”) as measured against Roper’s self-selected peers. Reflective of succession planning considerations, his significant contributions to the Company, and intense competitive pressures from private equity firms, compensation for our current CEO in his prior role as our Chief Operating Officer, a role in which he served for most of 2018, was designed to be very competitive. Given timing considerations and the situation related to our prior CEO’s health issues in the latter part of 2018, the Compensation Committee decided to review our current CEO’s compensation as part of the Committee’s standard executive officer compensation review process in early 2019.

Internal Pay Equity

The Compensation Committee considers the scope of responsibilities, experience, and performance of our executive officers and believes all executive officers are appropriately compensated from an internal pay equity perspective. Specific considerations in regard to the CEO’s compensation include the breadth of his responsibilities and his leadership role in developing and executing Roper’s business strategy. Consistent with Roper’s lean organization, we made a conscious decision to not have many traditional corporate staff positions and levels. In addition to low corporate overhead, Roper’s decentralized model results in operating business leaders who are highly compensated but are not named executive officers. In addition to rigorous executive development programs for key employees who may become executive officers, the committee monitors compensation of other key Company leaders against external and internal standards. This supports our succession planning process and ensures its continuing effectiveness, as evidenced by the recent promotion of four officers from within the Company, including the Company’s performance since Mr. Hunn’s succession of Mr. Jellison as President and CEO.

28	Roper Technologies, Inc. 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Equity Grants

The Compensation Committee grants awards of performance-based restricted stock and stock options to named executive officers under the Company’s 2016 Incentive Plan at the first regularly scheduled committee meeting each year. The exercise price for stock options is the closing price of Roper common stock on the date of grant. From time to time the Compensation Committee may grant additional awards in connection with promotions or increased responsibilities as well as to newly hired employees.

ANALYSIS OF 2018 COMPENSATION

This section discusses compensation actions taken in 2018 for our named executive officers, as reported in the “Executive Compensation” section below.

Base Salary

In 2018, the Compensation Committee increased the salaries of four of our named executive officers to reflect their additional responsibilities: Mr. Hunn to $900,000, Mr. Crisci to $600,000, Mr. Soni to $567,000, and Mr. Stipancich to $680,000.

Annual Cash Incentive

Incentive Opportunities

Annual cash incentive opportunities for 2018 for participating named executive officers, expressed as a percentage of base salary at year-end were established as follows: Mr. Hunn (200%), Mr. Crisci (125%), Mr. Soni (100%) and Mr. Stipancich (100%). Opportunities are reflective of market practice, and for Messrs. Hunn and Crisci were increased as part of the succession planning process. Our annual incentive bonuses are capped at the percentages above in the interest of risk mitigation and avoidance of a short-term focus to decision-making.

Funding Schedule

Similar to prior years, the annual cash incentive was determined based on the growth in adjusted net earnings. Due to the U.S. tax reform’s significant positive impact on Roper, the 2018 measurement excluded income taxes. The 2018 adjusted net earnings before taxes were required to reach at least $1.371 billion (2017 adjusted net earnings) for any bonus to be earned. At $1.371 billion of adjusted net earnings before taxes, 35% of the full bonus opportunity would be earned. If adjusted net earnings before taxes increased 12% to $1.536 billion, then 100% of the full bonus amount would be earned. If between $1.371 billion and $1.536 billion, the percentage of the bonus opportunity earned would be determined through straight-line interpolation, as shown in the chart below. For 2018, the adjusted net earnings before taxes for the Company exceeded 112% of the prior year; accordingly, the Compensation Committee approved payment of 100% of the bonus opportunity. The performance bonuses to our named executive officers for 2018 are shown in the 2018 Summary Compensation Table below under the “Non-Equity Incentive Plan Compensation” column.

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2018 Annual Cash Incentive Schedule

Adjusted net earnings before taxes is net earnings increased or reduced to eliminate the effects of extraordinary items, accounting changes, income-related taxes, discontinued operations, restructuring of debt obligations, asset dispositions, asset write-downs or impairment charges, acquisition-related expenses, acquisition-related intangible amortization, impact of GAAP adjustments to acquired deferred revenue, litigation expenses and settlements, reorganization and restructuring programs, and non-recurring or special items (as discussed in the Company’s quarterly earnings releases).

Prior CEO Long-Term Cash Incentive

2018-22 Incentive Opportunity

For 2018, the annual cash incentive for our prior CEO was again converted to a long-term cash incentive. As for the 2014, 2015, 2016, and 2017 awards, the performance period covered five years to emphasize the importance of long-term sustained earnings. Our prior CEO’s 2018 incentive opportunity was set at 225% of base salary, the same as prior years. The 2018-22 cash incentive for our prior CEO was to be determined based on the growth in adjusted net earnings, as defined above for the 2018 annual cash incentive. Due to U.S. tax reform’s significant positive impact on Roper, the 2018 measurement excluded income taxes. Adjusted net earnings before taxes for the period from 2018 to 2022 would have been required to reach at least $6.855 billion for any cash incentive to be earned.

At $6.855 billion of adjusted net earnings before taxes, 35% of the full bonus opportunity would be earned. If adjusted net earnings before taxes increase by 12% to $7.678 billion, then 100% of the full bonus amount would be earned. If between $6.855 billion and $7.678 billion, the percentage of the bonus opportunity earned was to be determined through straight-line interpolation, as shown in the chart below.

Prior CEO 2018-22 Long-Term Cash Incentive Schedule

See footnote to immediately preceding chart for definition of adjusted net earnings before taxes.

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

2014-18 Incentive Opportunity

For the prior CEO’s 2014-18 long-term cash incentive opportunity, adjusted net earnings for the period from 2014 to 2018 of $2.389 billion were required for any cash incentive to be earned. If adjusted net earnings increased by at least 15% to $2.746 billion, then 100% of the full bonus amount would be earned. The actual adjusted net earnings for the Company exceeded $2.746 billion; accordingly, the Compensation Committee approved payment of 100% of the long-term cash incentive opportunity.

Long-Term Stock Incentives

In 2018, we awarded performance-based restricted stock to our prior CEO (Mr. Jellison) and awarded performance-based restricted stock and stock options to our current CEO (Mr. Hunn). In 2018, we awarded stock options and performance-based restricted shares to our other named executive officers, other than Mr. Soni. The 2018 award to Mr. Jellison, as a number of shares, was reduced by 25%, while the awards to Messrs. Hunn, Crisci and Stipancich were increased to reflect their additional responsibilities. These awards are shown in the 2018 Grants of Plan-Based Awards table.

Performance Vesting for 2018 Awards

•	Our prior CEO’s 2018 equity award would have vested only at the end of a three-year performance period.

•	2018 equity awards to other named executive officers (including the award made to Mr. Hunn prior to his appointment as CEO) vest 50% after year 2 and 50% after year 3.

•	Vesting of restricted shares is 100% performance-based (none vest by time alone).

•

For 50% of the 2018 restricted stock awards to vest, $4.6 billion in adjusted EBITDA (as defined above for adjusted net earnings with the exclusion of the following: expenses, interest, taxes, depreciation, and non-acquisition related amortization) must be achieved over the three-year measurement period. Except for the prior CEO’s awards, up to 50% of the EBITDA portion can be earned at the end of year 2.

•

For the other 50% of the 2018 restricted stock awards to vest, operating cash flow less capital expenditures and capitalized software (as a percentage of net revenue) must be at the 75th percentile of the S&P 500 (excluding finance, real estate, and utilities) and no portion of the award will vest if the Company fails to reach at least the 50th percentile. Except for the prior CEO’s awards, up to 50% of the cash flow portion can be earned at the end of year 2.

ADDITIONAL INFORMATION ABOUT OUR PROGRAM

Other arrangements and considerations important to a shareholder’s understanding of our overall executive compensation program are described below.

Share Ownership and Retention Guidelines

We believe named executive officers should have a significant equity interest in the Company. To promote equity ownership and further align the interests of named executive officers with shareholders, we adopted share ownership and retention guidelines for our named executive officers. The guidelines vary based upon the named executive officer’s position and are expressed as a number of shares which, as shown below, result in guidelines higher than market norms. All named executive officers are in compliance with our ownership requirements and hold shares well in excess of the applicable guidelines.

Position	Guideline Number of Shares*	Guideline Market Value at Year-End Close**	Salary	Guideline Multiple of Salary
Current CEO	100,000	$26,652,000	$900,000	29.6x
Prior CEO	100,000	$26,652,000	$1,225,000	21.7x
Other Named Executive Officers	12,000	$3,198,240	$615,667	5.2x
*	Includes vested and unvested.

**	Based on closing market price of our common stock on December 31, 2018 of $266.52 per share.

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COMPENSATION DISCUSSION AND ANALYSIS (CONTINUED)

Until the ownership requirements are met, a named executive officer must retain 100% of any applicable shares received (on a net after tax basis) under our equity compensation program.

Anti-Hedging and Anti-Pledging Policy

We prohibit our named executive officers and directors from engaging in transactions involving derivative instruments with respect to Company securities, and other securities immediately convertible or exchangeable into Company securities, and from pledging shares of Company common stock.

“Clawback” Policy

In the event of a material restatement of the Company’s financial results, other than a restatement due to changes in accounting principles or applicable law or interpretations thereof, the Board will review the facts and circumstances that led to the requirement for the restatement and will take such actions, including clawback, as it deems necessary or appropriate. The Board will consider whether any named executive officer received cash or equity compensation based on the original financial statements because it appeared financial performance targets had been met, when in fact such targets were not achieved based on the restatement. The Board will also consider the accountability of any named executive officer whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such acts or omissions constituted misconduct.

Regulatory Considerations

Effective for taxable years beginning after December 31, 2017, the Tax Cuts and Jobs Act changed certain aspects of executive compensation, including elimination of a Company’s ability to deduct “performance-based” compensation in excess of $1 million to named executive officers. We will continue to consider tax implications in making compensation decisions and, when believed to be in the best long-term interests of our shareholders, we may provide compensation that is not fully deductible.

In making decisions about executive compensation, we also consider the impact of other regulatory provisions, including Section 409A of the Code regarding non-qualified deferred compensation and Section 280G of the Code regarding compensation pursuant to a change in control. We also consider how various elements of compensation will impact our financial results. For example, ASC Topic 718, the accounting standard that determines the cost to be recognized for equity awards, is considered when awarding stock options and restricted stock awards.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2018, Messrs. Knowling, Johnson and Prezzano served on the Compensation Committee. No member of the Compensation Committee was, during 2018, an officer or employee of the Company, was formerly an officer of the Company, or had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K under the Securities Act of 1933 (the “Securities Act”). During 2018, none of the Company’s executive officers served on either the board of directors or the compensation committee of any other entity, any officers of which served on either the Board of Directors or the Compensation Committee of the Company.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:

Robert E. Knowling, Jr., Chairman

Robert D. Johnson

Wilbur J. Prezzano

32	Roper Technologies, Inc. 2019 Proxy Statement

EXECUTIVE COMPENSATION

The following table sets forth certain information with respect to compensation paid to our current and prior principal executive officers, our principal financial officer, and our other executive officers for the fiscal year ended December 31, 2018. In this section, we refer to the individuals in the 2018 Summary Compensation Table as our “named executive officers.”

2018 Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(1)(4) ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total Compensation ($)

L. Neil Hunn(7)	2018	900,000	-	12,406,050	3,241,404	1,800,000	-	190,913	18,538,367
President and Chief Executive Officer	2017	800,000	-	8,343,900	1,412,348	1,200,000	-	119,625	11,875,873

Brian D. Jellison(8)	2018	1,030,115	-	31,015,125	-	2,756,250	-	129,828	34,931,318
Prior President and Chief Executive Officer and Prior Executive Chairman of the Board	2017	1,225,000	-	27,813,000	-	-	-	120,675	29,158,675
	2016	1,225,000	-	24,960,000	-	-	-	131,166	26,316,166

Robert C. Crisci	2018	600,000	-	3,308,280	1,350,585	750,000	-	117,843	6,126,708
Executive Vice President and Chief Financial Officer	2017	498,030	-	2,528,980	850,766	550,000	-	66,792	4,494,568

John K. Stipancich	2018	680,000	-	2,067,675	810,351	680,000	-	122,450	4,360,476
Executive Vice President, General Counsel and Corporate Secretary	2017	650,000	-	1,373,040	512,474	650,000	-	82,243	3,267,757
	2016	331,136	375,000	2,039,160	606,312	143,902	-	118,263	3,613,773

Paul J. Soni	2018	567,000	-	2,029,020	-	567,000	-	120,244	3,283,264
Executive Vice President	2017	531,439	-	1,112,520	423,704	550,000	-	87,719	2,705,382
	2016	475,000	-	998,400	396,229	209,000	-	79,792	2,158,421
(1)	Amounts shown include, as applicable, deferrals to the 401(k) plan and the Non-Qualified Retirement Plan.

(2)	The amount in this column represents a lump sum bonus paid to Mr. Stipancich upon commencement of his employment.

(3)

The dollar values shown represent the grant date fair values for restricted stock and option awards calculated in accordance with ASC Topic 718. The assumptions used in determining the grant date fair values of these option awards are set forth in Note 11 to our consolidated financial statements for 2018, which are included in our Annual Report on Form 10-K for the fiscal year ended 2018 filed with the SEC. There is no assurance that these amounts will be realized. The restricted stock awards are all subject to performance-based vesting criteria. The performance-based criteria for awards granted in 2018 are described in the CD&A under “Analysis of 2018 Compensation—Long-Term Stock Incentives,” and the vesting schedule for awards granted in 2018 is set forth in the notes to the 2018 Outstanding Equity Awards at Fiscal Year End table below.

(4)

The amounts in this column reflect payments made pursuant to our annual cash incentive program, which is described above in the CD&A under “Analysis of 2018 Compensation—Annual Cash Incentive” and “Analysis of 2018 Compensation—CEO Long-Term Cash Incentive.”

(5)	The Non-Qualified Retirement Plan does not provide for “above-market” or preferential earnings as defined in applicable SEC rules.

(6)

Amounts reported in the “All Other Compensation” column for 2018 include the following items. In respect of any of these items that constitute perquisites, the value shown is the Company’s incremental cost.

Roper Technologies, Inc. 2019 Proxy Statement	33

EXECUTIVE COMPENSATION (CONTINUED)

Name	Club Memberships ($)	Company Car ($)	Additional Medical Services ($)	Financial Planning ($)	Contributions to Defined Contribution Plans(a) ($)
L. Neil Hunn	4,029	24,000	3,500	1,884	157,500

Brian D. Jellison	-	24,000	4,800	23,769	77,259

Robert C. Crisci	4,093	24,000	3,500	-	86,250

John K. Stipancich	-	19,200	3,500	-	99,750

Paul J. Soni	9,669	19,000	3,800	4,000	83,775

(a)	Reflects contributions to the Non-Qualified Retirement Plan and the 401(k) plan.

(7)	Mr. Hunn was appointed President and CEO on September 1, 2018.

(8)

Mr. Jellison, our prior President and CEO, served as President and CEO until September 1, 2018 and was appointed Executive Chairman of the Board on September 1, 2018, a position in which he served the Company until his death on November  2, 2018.

2018 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to the named executive officers for the fiscal year ended December 31, 2018.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Option Awards:# of Securities Underlying Options		Exercise / Base Price of Option Awards ($/Sh)	Grant Date Fair Value(5) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Target (#)

L. Neil Hunn	01/19/2018				45,000	(2)				12,406,050

	01/19/2018						60,000	(4)	275.69	3,241,404

	06/06/2018	630,000	1,800,000	1,800,000

Brian D. Jellison	01/19/2018				112,500	(3)				31,015,125

	06/06/2018	964,688	2,756,250	2,756,250

Robert C. Crisci	01/19/2018				12,000	(2)				3,308,280

	01/19/2018						25,000	(4)	275.69	1,350,585

	06/06/2018	262,500	750,000	750,000

John K. Stipancich	01/19/2018				7,500	(2)				2,067,675

	01/19/2018						15,000	(4)	275.69	810,351

	06/06/2018	238,000	680,000	680,000

Paul J. Soni	03/21/2018				7,000	(2)				2,029,020

	06/06/2018	186,004	531,439	531,439
(1)

For an explanation of the material terms, refer to the CD&A section above captioned “Analysis of 2018 Compensation—Annual Cash Incentive and “Analysis of 2018 Compensation—CEO Long-Term Cash Incentive.” Amounts paid under these programs for 2018 are set forth in the 2018 Summary Compensation Table.

(2)

The performance restricted shares vest in two equal installments in November 2019 and November 2020 subject to the performance criteria described in the CD&A under “Analysis of 2018 Compensation—Long-Term Stock Incentives.” Dividends on restricted shares will be paid only if the shares are earned by performance.

34	Roper Technologies, Inc. 2019 Proxy Statement

EXECUTIVE COMPENSATION (CONTINUED)

(3)	The performance restricted shares granted to Mr. Jellison vested in November 2018 upon his death, pursuant to the terms of the Company’s 2016 Incentive Plan and award agreements.

(4)

The stock options vest in two equal installments in January 2020 and 2021, and expire on the tenth anniversary of the grant. The exercise price of the stock options is 100% of the fair market value of our common stock on the date of grant.

(5)	The dollar values reflect the grant date fair value of the awards as calculated in accordance with ASC Topic 718.

2018 Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2018 for the named executive officers.

Name	Option Awards					Stock Awards
	# of Securities Underlying Unexercised Options Exercisable	# of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	# of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)
L. Neil Hunn	32,000			68.91	09/30/2021
	25,000			115.22	01/17/2023
	30,000			125.68	11/19/2023
	30,000			156.40	11/17/2024
	30,000			186.75	11/17/2025
		40,000	(2)	185.42	01/19/2027
		60,000	(3)	275.69	01/19/2028
								135,000	(9)(13)	35,980,200
Brian D. Jellison(4)	-	-		-	-	-	-	-		-
Robert C. Crisci	5,000			119.65	04/30/2023
	5,000			134.23	03/11/2024
	8,000			145.75	01/16/2025
	4,000	4,000	(5)	170.61	03/09/2026
		12,000	(2)	185.42	01/19/2027
		10,000	(6)	228.84	06/09/2027
		25,000	(3)	275.69	01/19/2028
								25,000	(10)(13)	6,663,000
John K. Stipancich	9,000	9,000	(7)	169.93	06/22/2026
		12,000	(6)	228.84	06/09/2027
		15,000	(3)	275.69	01/19/2028
								17,500	(11)(13)	4,664,100
Paul J. Soni	12,000			51.11	01/22/2020
	12,000			73.56	01/20/2021
	12,000			93.62	01/18/2022
	12,000			115.22	01/17/2023
	12,000			140.86	01/16/2024
	12,000			145.75	01/16/2025
	6,000	6,000	(8)	166.40	01/21/2026
		12,000	(2)	185.42	01/19/2027
								10,000	(12)(13)	2,665,200
(1)	Calculated by multiplying $266.52, the closing market price of our common stock on December 31, 2018, by the number of restricted shares that have not vested.

(2)	These stock options were granted on January 19, 2017 with unexercisable shares vesting in two equal installments in January 2019 and 2020.

Roper Technologies, Inc. 2019 Proxy Statement	35

EXECUTIVE COMPENSATION (CONTINUED)

(3)	These stock options were granted on January 19, 2018 with unexercisable shares vesting in two equal installments in January 2020 and 2021.

(4)	Mr. Jellison’s outstanding restricted stock awards vested on November 2, 2018, the date of his death, pursuant to the terms of the Company’s 2016 Incentive Plan and award agreements.

(5)	These stock options were granted on March 9, 2016 with unexercisable shares vesting in March 2019.

(6)	These stock options were granted on June 9, 2017 with unexercisable shares vesting in two equal installments in June 2019 and 2020.

(7)	These stock options were granted on June 22, 2016 with unexercisable shares vesting in June 2019.

(8)	These stock options were granted on January 21, 2016 with unexercisable shares vesting in January 2019.

(9)	This represents multiple restricted stock awards with the remaining shares of each grant vesting, subject to certification that applicable Company performance conditions have been met, as follows:

(I)	45,000 shares remaining from 45,000 shares granted on November 17, 2015 and vesting in November 2020;

(II)	45,000 shares remaining from 45,000 shares granted on January 19, 2017 and vesting in two equal installments in January 2019 and November 2019; and

(III)	45,000 shares remaining from 45,000 shares granted on January 19, 2018 and vesting in two equal installments in November 2019 and November 2020.

(10)

This represents multiple restricted stock awards with the remaining shares of each grant vesting, (shares represented in footnotes III-V subject to certification that applicable Company performance conditions have been met, as follows):

(I)	2,500 shares remaining from 2,500 shares granted on November 17, 2015 and vesting in January 2019;

(II)	1,000 shares remaining from 2,000 shares granted on March 9, 2016 vesting in March 2019;

(III)	2,500 shares remaining from 5,000 shares granted on January 19, 2017 and vesting in November 2019;

(IV)	7,000 shares remaining from 7,000 shares granted on June 9, 2017 and vesting in June 2020; and

(V)	12,000 shares remaining from 12,000 shares granted on January 19, 2018 and vesting in two equal installments in November 2019 and November 2020.

(11)	This represents multiple restricted stock awards with the remaining shares of each grant vesting, subject to certification that applicable Company performance conditions have been met, as follows:

(I)	4,000 shares remaining from 12,000 shares granted on June 22, 2016 and vesting in November 2019;

(II)	6,000 shares remaining from 6,000 shares granted on June 9, 2017 and vesting in June 2020; and

(III)	7,500 shares remaining from 7,500 shares granted on January 19, 2018 and vesting in two equal installments in November 2019 and November 2020.

(12)	This represents multiple restricted stock awards with the remaining shares of each grant vesting, subject to certification that applicable Company performance conditions have been met, as follows:

(I)	3,000 shares remaining from 6,000 shares granted on January 19, 2017 and vesting in November 2019; and

(II)	7,000 shares remaining from 7,000 shares granted on March 21, 2018 and vesting in two equal installments in November 2019 and 2020.

(13)

For restricted stock awards granted in November 2015 (to Mr. Hunn), June 2016, January 2017, June 2017, January 2018 and March 2018, the vesting only occurs if the Compensation Committee certifies our Company’s attainment of related performance goals.

36	Roper Technologies, Inc. 2019 Proxy Statement

EXECUTIVE COMPENSATION (CONTINUED)

2018 Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
	# of Shares Acquired on Exercise	Value Realized Upon Exercise ($)	# of Shares Acquired on Vesting		Value Realized on Vesting ($)

L. Neil Hunn			15,000		4,440,450

Brian D. Jellison	290,000	64,365,625	75,000		21,914,250

Estate of Brian D. Jellison			262,500	(1)	74,565,750

Robert C. Crisci			2,000		554,970

John K. Stipancich			4,000		1,175,480

Paul J. Soni			6,000		1,776,180
(1)	Vested upon Mr. Jellison’s death pursuant to the terms of the Company’s 2016 Incentive Plan and award agreements.

No Pension Benefits

None of our named executive officers participate in a Company-sponsored defined-benefit pension plan.

2018 Non-Qualified Deferred Compensation

Pursuant to our Company’s Non-Qualified Retirement Plan, named executive officers may defer base salary and payments earned under the annual cash incentive program. Deferral elections are made by eligible executives before the beginning of each year for amounts to be earned in the following year. The executive may invest such amounts in funds that are substantially similar to those available under the 401(k) plan.

The following table sets forth certain information with respect to the Non-Qualified Retirement Plan for our named executive officers during the fiscal year ended December 31, 2018.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

L. Neil Hunn	243,000	136,875	(10,708)	(713,322)	485,482

Brian D. Jellison	61,807	56,634	237	(411,174)	-

Robert C. Crisci	115,000	65,625	(34,205)		345,533

John K. Stipancich	79,800	79,125	(9,840)		274,872

Paul J. Soni	167,550	63,150	(94,797)		1,179,679
(1)

Amounts reflect participant deferrals under the Non-Qualified Retirement Plan during the fiscal year ended December 31, 2018 and all of these amounts are included in the Summary Compensation Table above in the “Salary” or “Non-Equity Incentive Plan Compensation” column as applicable.

(2)	The amounts are included in the Summary Compensation Table in the “All Other Compensation” column.

(3)

No portion of these earnings was included in the Summary Compensation Table because the Non-Qualified Retirement Plan does not provide for “above-market” or preferential earnings as defined in applicable SEC rules.

Potential Payments upon Termination or Change in Control

The employment agreement with Mr. Jellison and offer letters with Messrs. Hunn and Stipancich provide for certain benefits in the event of the termination of the officer’s employment under certain conditions. The amount of the benefits varies depending on the reason for termination, as explained below. In no event will excise tax gross-ups be paid in regard to a termination of employment related to a change in control.

Roper Technologies, Inc. 2019 Proxy Statement	37

EXECUTIVE COMPENSATION (CONTINUED)

Employment Agreement with Mr. Jellison

Termination for Cause; Resignation Without Good Reason. If Mr. Jellison were terminated for cause or if he were to resign without good reason (as such terms are defined in his agreement), he would have received the salary and vested benefits that had accrued through the date of termination, plus a pro-rata portion of his annual bonus earned through the date of termination, assuming our Company achieved the level of performance for which a bonus would be paid for that year. No special severance benefits would have been payable.

Termination Without Cause; Resignation for Good Reason. If Mr. Jellison were terminated without cause or resigned for good reason, either before a change in control of our Company occurs or more than one year after a change in control, he would have received a severance payment, in addition to accrued salary, earned and unpaid bonus from the prior fiscal year and vested benefits, of two times his annual base salary. He would have also received a pro-rated target bonus for the year and continuation of health and welfare benefits for a period of two years. Any stock option that would have vested during the one-year period following termination would have also become immediately exercisable.

In Connection with a Change in Control. If Mr. Jellison were terminated without cause or resigned for good reason within one year following a change in control of our Company, then in addition to accrued salary, prorated bonus and vested benefits, he would have been entitled to:

•

a severance payment equal to two times the sum of (i) his then-current base salary and (ii) the greater of the average of his last two years’ annual bonuses or his target bonus for the year of termination;

•	accelerated vesting of all of his outstanding equity awards; and

•	continuation of health and welfare benefits for a period of two years.

Restrictive Covenants. Mr. Jellison had also agreed not to compete with our Company for a period of one year after his termination of employment for any reason.

Offer Letters to Messrs. Hunn and Stipancich

Mr. Hunn. Pursuant to an offer letter dated August 18, 2011, if Mr. Hunn’s employment were to be terminated without cause, he would be entitled to receive one year of medical benefit coverage and a severance payment equal to his then-current annual base salary.

Mr. Stipancich. Pursuant to an offer letter dated June 17, 2016, if Mr. Stipancich’s employment were to be terminated without cause, he would be entitled to receive one year of medical benefit coverage and a severance payment equal to his then-current annual base salary, plus a pro-rated bonus based upon Company performance.

Summary of Termination Payments and Benefits

The following tables summarize the value of the termination payments and benefits that each of our named executive officers would receive if he had terminated employment on December 31, 2018 under the circumstances shown. Scenarios for termination for cause, voluntary resignation, and retirement have not been included because, in those circumstances, no severance or other additional payments will be made to named executive officers. Scenarios for termination due to death or disability have not been included because they do not discriminate in scope, terms or operation in favor of named executive officers compared to the benefits offered to all salaried employees. Mr. Jellison is not included because his 2017 and 2018 restricted stock awards vested upon his death, representing a market value of $74,565,750 based on the closing price of the Company’s common stock on November 2, 2018.

38	Roper Technologies, Inc. 2019 Proxy Statement

EXECUTIVE COMPENSATION (CONTINUED)

L. NEIL HUNN

	Termination Scenario
Potential Payments Upon Termination or Change in Control	By Employee For Good Reason	By Company Without Cause	Change in Control(1)

Cash payments	$-	$900,000	$900,000

Accelerated Equity Awards(2)(4)

2017 Stock Option Grant	-	-	3,244,000

2018 Stock Option Grant	-	-	-

2015 Restricted Stock Grant	-	-	11,993,400

2017 Restricted Stock Grant	-	-	11,993,400

2018 Restricted Stock Grant	-	-	11,993,400

Continued Medical Benefits	-	19,451	19,451

Total	$-	$919,451	$40,143,651

ROBERT C. CRISCI

	Termination Scenario
Potential Payments Upon Termination or Change in Control	By Employee For Good Reason	By Company Without Cause	Change in Control(1)

Cash payments	$-	$-	$-

Accelerated Equity Awards(2)(3)

2016 Stock Option Grant	-	-	383,640

2017 Stock Option Grants	-	-	1,350,000

2018 Stock Option Grant	-	-	-

2015 Restricted Stock Grant			666,300

2016 Restricted Stock Grant	-	-	266,520

2017 Restricted Stock Grants	-	-	3,198,240

2018 Restricted Stock Grant	-	-	3,198,240

Continued Medical Benefits	-	-	-

Total	$-	$-	$9,062,940

Roper Technologies, Inc. 2019 Proxy Statement	39

EXECUTIVE COMPENSATION (CONTINUED)

JOHN K. STIPANCICH

	Termination Scenario
Potential Payments Upon Termination or Change in Control	By Employee For Good Reason	By Company Without Cause	Change in Control(1)

Cash payments	$-	$680,000	$680,000

Accelerated Equity Awards(2)(3)

2016 Stock Option Grant	-	-	869,310

2017 Stock Option Grant	-	-	452,160

2018 Stock Option Grant	-	-	-

2016 Restricted Stock Grant	-	-	1,066,080

2017 Restricted Stock Grant	-	-	1,599,120

2018 Restricted Stock Grant	-	-	1,998,900

Continued Medical Benefits	-	19,451	19,451

Total	$-	$699,451	$6,685,021

PAUL J. SONI

	Termination Scenario
Potential Payments Upon Termination or Change in Control	By Employee For Good Reason	By Company Without Cause	Change in Control(1)

Cash payments	$-	$-	$-

Accelerated Equity Awards(2)(3)

2016 Stock Option Grant	-	-	600,720

2017 Stock Option Grant	-	-	973,200

2017 Restricted Stock Grant	-	-	799,560

2018 Restricted Stock Grant	-	-	1,865,640

Continued Medical Benefits	-	-	-

Total	$-	$-	$4,239,120
(1)	Assumes employment is terminated involuntarily without cause.

(2)	Based on closing market price of our common stock on December 31, 2018 of $266.52 per share.

(3)	Based on closing market price of our common stock on November 2, 2018 of $285.28 per share.

(4)

Under the terms of our 2016 Incentive Plan, if within two years after a change in control, employment is terminated by the employee for good reason or by the acquirer without cause, or if the acquirer does not assume the awards upon a change in control, (i) outstanding stock options become fully exercisable, (ii) time-based vesting restrictions on outstanding restricted stock awards lapse, and (iii) the target payout opportunities on outstanding performance-based restricted stock awards shall be deemed to have been fully earned (subject to the conditions provided in the 2016 Incentive Plan).

CEO Pay Ratio

As required by SEC rules, we compared the weighted average of the total compensation of our prior CEO and current CEO in 2018 to that of our median employee for the same period. Through our core human capital management system with supplementation from manual inputs, we collected information for our global workforce of 15,596 employees, including our full-time, part-time and temporary workers, and excluded our employees in Germany (283), France (173), and certain other countries (50) under the de minimis exemption. We identified our median employee as of December 31, 2018 by applying a consistent compensation measure for the period from January 1, 2018 to December 31, 2018 across our global employee population—annual salary or hourly pay, bonus and commissions (excluding equity compensation because inclusion of such would have had no impact on the determination of the median employee). We annualized the compensation for our full-time and part-time employees who were newly-hired in 2018. Our median employee’s total 2018 compensation was $88,707 and the weighted average of the total 2018 compensation of our prior CEO and current CEO was $29,054,430 ($22,773 more than as reported in the Summary Compensation Table above due to the inclusion of certain employee benefits).  Accordingly, our 2018 CEO to Median Employee Pay Ratio was 328:1.

40	Roper Technologies, Inc. 2019 Proxy Statement

PROPOSAL 2: ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

We are seeking your advisory vote approving the compensation of our named executive officers as disclosed in this Proxy Statement. We believe that our executive compensation programs are structured in the best manner possible to support our business objectives, evidenced by the superior returns we have delivered to our shareholders. In 2018, our total shareholder return was 3.5% versus S&P 500’s negative return of (4.4)%, and in the first quarter of this year, our return of 28.5% more than doubled the 13.6% return of the S&P 500. Over the past 10 years, our compound annual return to shareholders was 20.6%, compared to the S&P 500’s return of 13.1%.

Our executive compensation programs are designed to provide competitive total compensation that is tied to the achievement of Company performance objectives and to attract, motivate and retain individuals who will build long-term value for our shareholders. See the “Proxy Statement Summary” and “Compensation Discussion and Analysis” above for key characteristics of our executive compensation programs.

We are seeking shareholder approval of the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the related material disclosed in this Proxy Statement is hereby APPROVED.

The vote on this proposal is advisory and non-binding; however, the Compensation Committee and our Board will review the results of the vote and consider them when making future determinations regarding our executive compensation programs.

The Board recommends a vote “FOR” the resolution providing an advisory approval of the compensation of the Company’s named executive officers.

Roper Technologies, Inc. 2019 Proxy Statement	41

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of four non-employee directors, each of whom has been determined by the Board of Directors to be independent under the NYSE and SEC rules. The Audit Committee’s responsibilities are set forth in its charter.

The Audit Committee oversees and reviews with the full Board of Directors any issues with respect to the Company’s financial statements, the structure of the Company’s legal and regulatory compliance, the performance and independence of the Company’s independent registered public accounting firm and the performance of the Company’s internal audit function. The committee retains the Company’s independent registered public accounting firm to undertake appropriate reviews and audits of the Company’s financial statements, determines the compensation of the independent registered public accounting firm, and pre-approves all of their services. The committee also periodically reviews the work performed by other public accounting firms retained by the Company to provide various financial and information technology services. The Company’s management is primarily responsible for the Company’s financial reporting process and for the preparation of the Company’s financial statements in accordance with GAAP. The Audit Committee maintains oversight of the independent registered public accounting firm by discussing the overall scope and specific plans for their audits, the results of their examinations, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting. The Audit Committee may delegate its duties and responsibilities to a subcommittee of the Audit Committee.

The Audit Committee maintains oversight of the Company’s internal audit function by evaluating the appointment and performance of the Company’s director of internal audit and periodically meeting with this individual to receive and review reports of the work of the Company’s internal audit department. The Audit Committee meets with management on a regular basis to discuss any significant matters, internal audit recommendations, policy or procedural changes and risks or exposures, if any, that may have a material effect on the Company’s financial statements.

The Audit Committee: (i) appointed and retained PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2018; (ii) reviewed and discussed with the Company’s management the Company’s audited financial statements for the fiscal year ended December 31, 2018; (iii) discussed with PwC the matters required to be discussed by the Auditing Standard No. 1301, “Communication with Audit Committees,” issued by the Public Company Accounting Oversight Board (the “PCAOB”); (iv) received the written disclosures and the letter from PwC required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” and has discussed with PwC its independence from the Company and its management; (v) discussed matters with PwC outside the presence of management; (vi) reviewed internal audit recommendations; (vii) discussed with PwC the quality of the Company’s financial reporting; and (viii) reviewed and discussed with PwC the results of the audit of the effectiveness of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

In reliance on the reviews, reports and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.

AUDIT COMMITTEE

Christopher Wright, Chairman

Amy Woods Brinkley

John F. Fort III

Laura G. Thatcher

The foregoing report and other information provided above regarding the Audit Committee should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that Roper specifically incorporates this information by reference, and shall not otherwise be deemed filed under either the Securities Act or the Exchange Act.

42	Roper Technologies, Inc. 2019 Proxy Statement

INDEPENDENT PUBLIC ACCOUNTANTS FEES

Set forth below are the professional fees billed by PwC for the fiscal years ended December 31, 2018 and 2017. It is the Audit Committee’s policy that all services performed by and all fees paid to the independent registered public accounting firm require the Audit Committee’s prior approval. As such, all audit, audit-related tax and other fees were pre-approved by the Audit Committee.

	Dollars in Thousands

Fees	FY 2018	FY 2017

Audit Fees(1)	$3,990	$4,172

Audit-Related Fees(2)	881	231

Tax Fees(3)	637	1,029

All Other Fees	4	26

Total Fees	$5,512	$5,458
(1)

Aggregate fees from PwC for audit or review services in accordance with the standards of the PCAOB and fees for services, such as statutory audits and review of documents filed with the SEC. Audit fees also include fees paid in connection with services required for compliance with Section 404 of the Sarbanes-Oxley Act.

(2)	Aggregate fees from PwC for assurance and related services which primarily include due diligence on acquisition targets.

(3)	Tax fees include tax compliance, assistance with tax audits, tax advice and tax planning.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2019

The Audit Committee has appointed PwC as our independent registered public accounting firm for the year ending December 31, 2019. Our Board of Directors recommends that the shareholders ratify this appointment. PwC has been our Company’s independent registered public accounting firm since May 2002. One or more representatives of PwC are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and respond to appropriate questions of shareholders in attendance. If this proposal does not pass, the selection of our independent registered public accounting firm will be reconsidered by the Audit Committee and the Board of Directors. Even if the proposal passes, the Audit Committee may decide to select another firm at any time.

The Board of Directors recommends a vote “FOR” the approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2019.

Roper Technologies, Inc. 2019 Proxy Statement	43

Equity Compensation Plan Information

The following table provides information as of December 31, 2018 regarding our compensation plans under which our equity securities are authorized for issuance (shares in millions).

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))

Equity Compensation Plans Approved by Shareholders(1)

Stock options	3.205	$180.69

Restricted stock awards(2)	0.739	-

Subtotal	3.944		6.019

Equity Compensation Plans Not Approved by Shareholders	-	-	-

Total	3.944	$-	6.019

(1)	Consists of the Company’s Amended and Restated 2006 Plan and 2016 Incentive Plan.

(2)	The weighted-average exercise price is not applicable to restricted stock awards.

44	Roper Technologies, Inc. 2019 Proxy Statement

PROPOSAL 4: SHAREHOLDER PROPOSAL REGARDING POLITICAL CONTRIBUTIONS DISCLOSURE

The Company is not responsible for the content of this shareholder proposal or supporting statement.

The following shareholder proposal (the “Shareholder Proposal”) will be voted on at the Annual Meeting only if properly presented by or on behalf of the shareholder proponent. Sonen Capital, 456 Montgomery Avenue, San Francisco, California 94104, a holder of 448 shares of Common Stock, 0.0004 percent of the Company’s outstanding shares, submitted the Proposal. The Board of Directors recommends a vote AGAINST the Shareholder Proposal and asks shareholders to read through the Roper’s response which follows the Shareholders Proposal.

“Resolved, that the shareholders of Roper Technologies Inc. (“Roper” or “Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.    Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.    Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.    The identity of the recipient as well as the amount paid to each; and

b.    The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website within 12 months from the date of the annual meeting. This proposal does not encompass lobbying spending.

Supporting Statement

As long-term shareholders of Roper, we support transparency and accountability in corporate electoral spending. This includes any activity considered intervention in a political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations, and independent expenditures or electioneering communications on behalf of federal, state, or local candidates.

Disclosure is in the best interest of the company and its shareholders. The Supreme Court recognized this in its 2010 Citizens United decision, which said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”

Relying on publicly available data does not provide a complete picture of the Company’s electoral spending. For example, the Company’s payments to trade associations that may be used for election- related activities are undisclosed and unknown. This proposal asks the Company to disclose all of its electoral spending, including payments to trade associations and other tax-exempt organizations, which may be used for electoral purposes. This would bring our Company in line with a growing number of leading companies, including Salesforce.com Inc., Inuit Inc., and Northrop Grumman Corporation, which present this information on their websites.

The Company’s Board and shareholders need comprehensive disclosure to fully evaluate the use of corporate assets in elections. We urge your support for this critical governance reform.

Roper Technologies, Inc. 2019 Proxy Statement	45

Board of Directors Statement in Opposition to Shareholder Proposal

The Board has carefully considered the Shareholder Proposal and while the Board generally supports the Shareholder Proposal’s stated objectives of transparency and accountability, adoption of the Shareholder Proposal is unnecessary and would not be in the best interests of the Company or our shareholders.

The Company has historically made an extremely limited number of political contributions.

The Company does not have, and does not contribute to federal political campaigns through, a political action committee and has not made contributions to state political campaigns. The Company has historically made an extremely limited number of political contributions, where such contributions are permitted by law, and has made those contributions almost exclusively through participation in trade associations in an indirect manner. While our participation in various trade associations serves an important corporate purpose, it represents only a small fraction of our total annual expenses (less than 0.02% in each of fiscal years 2018, 2017 and 2016). Additional disclosure is not necessary to provide shareholders visibility into our limited political contributions, and incurring the time and expense to generate the report twice each year as requested by the Shareholder Proposal would not be a productive use of corporate resources.

The Company is committed to adhering to the highest ethical standards.

Political contributions of all types are subject to governmental regulation and public disclosure requirements, and the Company is fully committed to complying with all applicable laws, including as those laws relate to contributions made indirectly through participation in trade associations. Roper’s Business Code of Ethics and Standards of Conduct (which is available for review at www.ropertech.com/code-of-ethics.com) prohibits most political activities, and requires the express approval of Company’s Chief Executive Officer before any Company property may be donated to a political cause.

The Company’s participation in trade associations serves multiple objectives.

Participation as a trade association member comes with the understanding that we may not always agree with all of the positions of the associations or other members. However, such participation provides us with visibility to business and technical issues as well as emerging standards within our industries. Trade associations are subject to public disclosure obligations with respect to their lobbying and political contributions and expenditures. We do not participate in trade associations to advance political purposes, and our participation in a particular trade association does not represent our agreement with all of the association’s positions or views. Although we must pay regular membership dues, we do not normally make additional non-dues contributions to support a trade association’s targeted political contributions. Accordingly, disclosure of our trade association dues would not provide our shareholders with a greater understanding of our business strategies, initiatives or values. Because our payments to trade associations do not necessarily reflect our views on every action a trade association may take, and because we support trade associations for reasons unrelated to any of their political activities, semi-annual reporting on our trade association dues would not provide meaningful information to investors.

Given the limited nature of the Company’s political contributions and expenditures, we are certain that the Shareholder Proposal is unnecessary and costly. Moreover, requiring disclosure of all corporate political contributions, including those made indirectly through trade associations, as requested in the Shareholder Proposal, could place the Company at a competitive disadvantage by revealing its strategies and priorities. Parties with interests adverse to the Company likewise participate in the political process. Accordingly, any expanded disclosure by the Company, above what is required by law and equally applicable to all similar parties engaged in public debate, could disproportionately benefit those parties, while harming the interests of the Company and our shareholders. If adopted, the Board believes that producing the report requested by the Shareholder Proposal would be burdensome and an unnecessary use of the Company’s resources without a commensurate benefit to the Company or our shareholders.

The Board of Directors opposes this proposal and recommends a vote AGAINST Proposal 4.

46	Roper Technologies, Inc. 2019 Proxy Statement

ANNUAL MEETING AND VOTING INFORMATION

Our Company is soliciting the enclosed proxy for use at the 2019 Annual Meeting of Shareholders. This Proxy Statement and the enclosed proxy card are being mailed or otherwise made available to shareholders on or about April 30, 2019.

We are concurrently mailing or making available to shareholders a copy of our 2018 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. Our Annual Report on Form 10-K and its exhibits are available on the Internet at www.sec.gov. Our 2018 Annual Report and Annual Report on Form 10-K are not part of these proxy soliciting materials.

This Proxy Statement contains important information for you to consider when deciding how to vote. Please read this information carefully.

Q:	When is the Annual Meeting?

A:	Date & Time:

Monday, June 10, 2019 at 8:00 a.m.

(and at any postponement or adjournments thereof)

Place:

6901 Professional Parkway East

Suite 200

Sarasota, Florida 34240

Q:	What is the purpose of this meeting?

A:	This is the Annual Meeting of our shareholders. At this meeting, we will be voting on the following matters:

1.	The election of ten directors;

2.	Approval of, on a non-binding advisory basis, the compensation of our named executive officers;

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019; and

4.	Shareholder proposal regarding political contributions disclosure.

Our Board of Directors strongly encourages you to exercise your right to vote on these matters. Your vote is important. Voting early by Internet, telephone or mailing proxy or voting instruction card helps ensure that we receive a quorum of shares necessary to hold the meeting.

Q:	What happens if additional matters are presented at the Annual Meeting?

A.

We are not aware of any matters to be acted upon at the Annual Meeting other than the proposals described in this Proxy Statement. The Board of Directors has named Christine E. Hermann and John K. Stipancich as proxy holders for this Annual Meeting. If for any reason a director nominee is not available as a candidate, the proxy holders may vote your shares for another candidate who may be nominated by the Board, or the Board may reduce its size.

All shares of our common stock represented by properly executed and unrevoked proxies will be voted by the person named as proxy holder in accordance with the instruction given. If no instructions are indicated on a proxy, properly executed proxies will be voted as follows:

FOR each director nominee;

FOR the approval of the compensation of our named executive officers;

FOR the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2019; and

AGAINST the shareholder proposal regarding political contributions disclosure.

Roper Technologies, Inc. 2019 Proxy Statement	47

ANNUAL MEETING AND VOTING INFORMATION (CONTINUED)

Q:	Who may vote at the Annual Meeting?

A:

Only shareholders of record at the close of business on the record date will be entitled to vote at the Annual Meeting or any postponed or adjourned meeting, and these shareholders will be entitled to vote whether or not they have transferred any of their shares of Roper common stock since that date.

Q:	What is the record date?

A:

Our Board has established the close of business on April 15, 2019 as the record date to determine the shareholders of record entitled to receive a notice of, and to vote at, our Annual Meeting or any postponement or adjournment thereof. On the record date, there were 103,842,390 shares of our common stock, $0.01 par value, outstanding and entitled to vote. Each share of our common stock is entitled to one vote that may be voted on each matter to be acted upon at this Annual Meeting.

Q:	What is a shareholder of record?

A:

A shareholder of record or a registered shareholder is a shareholder whose ownership of Roper Technologies, Inc. common stock is reflected directly on the books and records of our transfer agent, Computershare Trust Company, N.A. If you are a shareholder of record, we are providing these materials directly to you.

If you hold your shares of common stock through a bank, broker, or other intermediary, you are considered the “beneficial owner” of those shares held in “street name,” and you are not a shareholder of record. The shareholder of record of the shares is your bank, broker, or other intermediary. If your shares are held in street name, these proxy materials have been forwarded to you by your bank, broker, or other intermediary. As the beneficial owner, you have the right to instruct that institution on how to vote the shares you beneficially own.

Q:	How can I submit my vote?

A:

There are four ways to vote: by Internet, by telephone, by mail or in person. Submitting your proxy by Internet, telephone or mail will not affect your right to attend the Annual Meeting and change your vote. Unless you are voting in person, your vote must be received by 11:59 p.m. Eastern Time on June 9, 2019.

•	By Internet. Have your proxy card available and log on to www.proxyvote.com.

•	By Telephone. Have your proxy card available and call 800-690-6903 toll free (US only) from a touchtone telephone.

•	By Mail. Mark, date, sign, and promptly mail the enclosed proxy card in the postage-paid envelope provided for mailing in the United States.

•	In Person. You may vote by ballot in person at the Annual Meeting. Bring your proxy card if you received one by mail, otherwise we will provide shareholders of record a ballot at the Annual Meeting.

If your shares are held by a bank, broker, or other intermediary, that institution will provide voting instructions with the proxy materials. Please follow the voting instructions that you receive from that institution. Additionally, if you plan to vote in person at the Annual Meeting and your shares are held by a bank, broker, or other intermediary, you must obtain proof of stock ownership as of the record date and have a valid legal proxy from the institution that holds your shares.

Q:	What is a broker non-vote?

A:

If your shares are held in street name through a bank, broker, or other intermediary, you must provide voting instructions to that institution. Under the rules of the NYSE, if you do not provide voting instructions, the institution may vote in its discretion on routine proposals, but not on non-routine proposals, or leave the shares unvoted, which is called a “broker non-vote.”

The following proposals are not considered routine proposals, so banks, brokers, and other intermediaries do not have discretionary authority to vote on these matters if they have not received voting instructions from you: (i) the election of directors; (ii) the advisory vote on the approval of the compensation of our named executive officers; and (iii) the shareholder proposal regarding political contributions disclosure. The ratification of the appointment of the independent registered public accounting firm is considered a routine proposal, so if you do not provide voting instructions, the institution holding your shares

48	Roper Technologies, Inc. 2019 Proxy Statement

ANNUAL MEETING AND VOTING INFORMATION (CONTINUED)

may either leave the shares unvoted or vote the shares in its discretion. If your shares are held through a bank, broker, or other intermediary, please follow the voting instructions that you receive from that institution. The institution will not be able to vote your shares on any of the proposals except the appointment of PwC unless you have provided voting instructions.

Q:	How are broker non-votes and abstentions treated?

A:

Broker non-votes are not treated as votes cast for purposes of the election of directors, so they will have no effect on the election of directors. Broker non-votes are not treated as entitled to vote for all other matters proposed for a vote at the meeting, so they will have no effect on those matters. Abstentions are not treated as votes cast for purposes of the election of directors, so they will have no effect on the election of directors. Abstentions are treated as present and entitled to vote so they will have the effect of a vote cast against the approval for all other matters proposed for a vote at the meeting.

Q:	What constitutes a quorum?

A:

To conduct business at our Annual Meeting, we must have a quorum of shareholders present. A quorum is present when a majority of the outstanding shares of stock entitled to vote as of the record date are represented in person or by proxy. Broker non-votes and abstentions will be counted toward the establishment of the quorum. If there is an insufficient number of shares represented for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be postponed or adjourned to permit the further solicitation of proxies.

Q:	How many votes are needed for each proposal?

A:

Our By-laws provide that each director will be elected by a majority of the votes cast with respect to such director (except in the case of contested elections, in which case directors are elected by a plurality). A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. Broker non-votes and abstentions will have no impact as they are not counted as votes cast for the election of directors. If an incumbent director fails to receive a majority of the votes cast, the director will tender his or her resignation to the Board. The Nominating and Governance Committee or another committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation. The Board will publicly disclose its decision regarding the resignation within 90 days after the election results are certified.

The vote on the approval of compensation of our named executive officers is an advisory vote and non-binding on the Company. If the majority of the shares present in person or represented by proxy and entitled to vote are cast in favor of the proposal, then it will be deemed to be the approval of the shareholders. Abstentions will have the effect of a vote against the proposal. Broker non-votes will be excluded from the calculation and will have no effect on the outcome of the voting.

For all other matters proposed for a vote at the meeting, the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote is required to approve the matter. Abstentions will have the effect of a vote against these proposals. Broker non-votes will be excluded from the calculation and will have no effect on the outcome of the voting.

Roper Technologies, Inc. 2019 Proxy Statement	49

ANNUAL MEETING AND VOTING INFORMATION (CONTINUED)

Q:	Is my proxy revocable?

You may revoke your proxy before it is exercised by voting in person at the Annual Meeting, by timely delivering a subsequent proxy or by notifying us in writing of such revocation to the attention of the Corporate Secretary, Roper Technologies, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240.

If you are not the shareholder of record, you will need documentation from your record holder stating your ownership to vote personally at the Annual Meeting. See “What is a shareholder of record?” above.

Q:	What is “householding” and how does it affect me?

A.

The proxy rules of the SEC permit companies and intermediaries, such as brokers and banks, to satisfy Proxy Statement delivery requirements for two or more shareholders sharing an address by delivering one set of proxy materials to those shareholders. This procedure, known as “householding,” reduces the amount of duplicate information that shareholders receive and lowers our printing and mailing costs.

Certain intermediaries use householding for our proxy materials and our 2018 Annual Report. Therefore, only one set of materials may have been delivered to your address if multiple shareholders share the same address. If you share an address with another shareholder and wish to receive a separate set of materials in the future, or if you would like to receive only one set of materials, you should contact your bank, broker, or other intermediary or us at the address and telephone number below. We will promptly send a separate copy of this Proxy Statement or the 2018 Annual Report if you call us at 941-556-2601 or direct your request in writing to the attention of the Corporate Secretary, Roper Technologies, Inc., 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240.

Q:	How can I find the voting results of the Annual Meeting?

A.

The Board of Directors has designated an inspector of election who will tabulate the votes submitted by proxy and by ballot. Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official voting results are not available at that time, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

Q:	Who is paying for the expenses involved in preparing and mailing this Proxy Statement?

A:

Roper is paying the expenses involved in preparing, assembling and mailing these proxy materials and all costs of soliciting proxies. Our directors, executive officers and other employees may solicit proxies, without additional compensation, personally or by telephone, email or other means of communication. We have also engaged Georgeson Inc. as the proxy solicitor for this Annual Meeting for a fee of approximately $9,500 plus reasonable expenses. We will reimburse banks, brokers, and other intermediaries, such as custodians, nominees and fiduciaries, that hold our common stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy materials to beneficial owners.

Q:	What is your website for additional information?

A:	We maintain a website at www.ropertech.com. The information on our website is not part of this Proxy Statement, and it is not incorporated into any other filings we make with the SEC.

50	Roper Technologies, Inc. 2019 Proxy Statement

INFORMATION REGARDING THE 2020 ANNUAL MEETING OF SHAREHOLDERS

If you wish to submit a matter to be considered at the 2020 Annual Meeting of Shareholders, you must comply with the procedures set forth below. Any proposal or nomination to be made to the Company should be sent to:

Roper Technologies, Inc.

6901 Professional Parkway East

Suite 200

Sarasota, Florida 34240

Attention: Secretary

•

Proxy Statement Proposals. If you intend to submit a proposal to be included in the Proxy Statement for the 2020 Annual Meeting of Shareholders, we must receive your proposal no later than January 1, 2020. All proposals must comply with the SEC regulations under Rule 14a-8 for including shareholder proposals in a company’s proxy material.

•	Director Candidate Nomination. Our By-laws set forth the procedures you must follow if you wish to nominate a director candidate in connection with the 2020 Annual Meeting of Shareholders.

Proxy Access to Include Nominees in our 2020 Proxy Statement. If you are a shareholder, or a group of up to 20 shareholders, owning 3% or more of our outstanding common stock continuously for at least three years and wish to nominate a director candidate and require us to include such nominee in our Proxy Statement and form of proxy, you must submit your request so it is received by the Company between December 2, 2019 and January 1, 2020, in accordance with our By-laws. The number of candidates that may be so nominated is limited to the greater of two or the largest whole number that does not exceed 20% of our Board, provided that the shareholder(s) and nominee(s) satisfy the requirements set forth in our By-laws. All proxy access nominations must be accompanied by information about the nominating shareholders as well as the nominees and meet the requirements specified in our By-laws, including the information specified under “Nominees Not for Inclusion in our 2020 Proxy Statement” below.

Nominees Not for Inclusion in our 2020 Proxy Statement. If you wish to nominate a director candidate in connection with the 2020 Annual Meeting of Shareholders and are not requiring that the nominee be included in our Proxy Statement, you must submit the nomination so it is received by the Company between February 11, 2020 and March 12, 2020, in accordance with our By-laws. The notice to nominate a person for election as a Company director must include a written statement setting forth (i) the name of the person to be nominated; (ii) the number and class of all shares of each class of Company stock owned of record and beneficially by such person, as reported by such person to you; (iii) such other information regarding each nominee proposed by you as would have been required to be included in a Proxy Statement filed pursuant to the proxy rules of the SEC if the nominee had been nominated by the Board of Directors; (iv) such person’s signed consent to serve as a director of our Company if elected; (v) your name and address; (vi) the number and class of all shares of each class of Company stock owned of record and beneficially by such shareholder (and any beneficial owner on whose behalf the nomination is made); and (vii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, you (and any beneficial owner on whose behalf the proposal is made) with respect to Roper’s securities.

•

Matters for Annual Meeting Agenda. If you wish to have other business (not the nomination of a director candidate) brought before the 2020 Annual Meeting of Shareholders, you must submit the proposal between February 11, 2020 and March 12, 2020, in accordance with our By-laws. If you intend to present the matter directly at the 2020 Annual Meeting of Shareholders, the notice must include (a) the text of the proposal; (b) a brief statement of the reasons why you favor the proposal; (c) your name and address; (d) the number and class of all shares of each class of Company stock owned of record and beneficially by you (and any beneficial owner on whose behalf the proposal is made); (e) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on

Roper Technologies, Inc. 2019 Proxy Statement	51

behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, you (and any beneficial owner on whose behalf the proposal is made) with respect to the Roper’s securities; and (f) if applicable, any material interest of you and such beneficial owner in the matter proposed (other than as a shareholder).

With respect to matters not included in the Proxy Statement but properly presented at the 2020 Annual Meeting of Shareholders, management generally will be able to vote proxies in its discretion if it receives notice of the proposal during the period specified above and advises shareholders in the Proxy Statement for the 2020 Annual Meeting of Shareholders about the nature of the matter and how management intends to vote on the matter, unless the proponent of the shareholder proposal (a) provides us with a timely written statement that the proponent intends to deliver a Proxy Statement to at least the percentage of our voting shares required to carry the proposal; (b) includes the same statement in the proponent’s own proxy materials; and (c) provides us with a statement from a solicitor confirming that the necessary steps have been taken to deliver the Proxy Statement to at least the percentage of our voting shares required to carry the proposal.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other business which will be or is intended to be presented at the Annual Meeting.

By the Order of the Board of Directors

L. Neil Hunn

President and Chief Executive Officer

Dated: April 30, 2019

52	Roper Technologies, Inc. 2019 Proxy Statement

APPENDIX A—RECONCILIATIONS

Table 1: EBITDA and EBITDA Margin Reconciliation

(in millions, except percentages)

	2017	2018

GAAP Revenue	$4,607	$5,191

Purchase accounting adjustment to acquired deferred revenue	57	8

Adjusted Revenue (A)	$4,665	$5,199

GAAP Net Earnings	972	944

Taxes	63	254

Interest Expense	181	182

Depreciation	50	50

Amortization	295	318

Purchase accounting adjustment to acquired deferred revenue	57	8

Debt extinguishment charge	-	16

One-time expense for accelerated vesting	-	35

Purchase accounting adjustment for commission expense	(5)	-

Gain on sale of divested energy product line	(9)	-

Impairment charge on minority investment	2	-

Adjusted EBITDA (B)	$1,605	$1,806

Adjusted EBITDA Margin (B) / (A)	34.4%	34.7%

Table 2: Cash Flow Reconciliation

(in millions)

	2008	2013	2017	2018

Operating Cash Flow	$434	$803	$1,234	$1,430

Capital Expenditures	(30)	(43)	(49)	(49)

Capitalized Software Expenditures	(6)	(1)	(11)	(10)

Free Cash Flow	$398	$759	$1,175	$1,371

Note: Numbers may not foot due to rounding.

Roper Technologies, Inc. 2019 Proxy Statement	53

ROPER TECHNOLOGIES, INC.

6901 PROFESSIONAL PKWY EAST

SARASOTA, FL 34240

ATTN: LEGAL DEPT

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 9, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 9, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E71423-P21824                    KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ROPER TECHNOLOGIES, INC.		For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐
Nominees:
	01) Shellye L. Archambeau	06) Robert E. Knowling, Jr.
	02) Amy Woods Brinkley	07) Wilbur J. Prezzano
	03) John F. Fort, III	08) Laura G. Thatcher
	04) L. Neil Hunn	09) Richard F. Wallman
	05) Robert D. Johnson	10) Christopher Wright

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	To consider, on a non-binding advisory basis, a resolution approving the compensation of our named executive officers.	☐	☐	☐

3.	To ratify of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the year ending December 31, 2019.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

4.	To consider a shareholder proposal regarding political contributions disclosure, if properly presented at the meeting.	☐	☐	☐

NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the reelection of all nominees listed, FOR Proposal 2, FOR Proposal 3, and AGAINST Proposal 4.

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by a duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to be

Held on June 10, 2019:

The Notice and Proxy Statement and Annual Report to Shareholders are available at www.proxyvote.com.

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E71424-P21824

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

JUNE 10, 2019

The undersigned hereby authorize(s) CHRISTINE E. HERMANN and JOHN K. STIPANCICH, or either of them as proxies, and each with full power of substitution and revocation, to represent and vote the shares of common stock the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on June 10, 2019 at 6901 Professional Parkway East, Suite 200, Sarasota, Florida 34240 at 8:00 a.m. (local time) and at any adjournments or postponements thereof.

THE SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE REELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSAL 2, FOR PROPOSAL 3, AND AGAINST PROPOSAL 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE